As filed with the Securities and Exchange Commission on November 12, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number ______

ADVANCED MEDICAL ISOTOPE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	80-0138937
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

8131 W. Grandridge Blvd. Suite B. Kennewick WA	99336
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number: (509)736-4000

Copies to:

James C. Katzaroff
Advanced Medical Isotope Corporation
8131 W. Grandridge Blvd.  Suite B
Kennewick WA, 99336
(509)736-4000

Andrea Cataneo, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
(212) 930-9700

Securities to be registered under Section 12(b) of the Act: Not Applicable

Securities to be registered under Section 12(g) of the Exchange Act:

Title of each class	Name of Exchange on which to be so registered each class is to be registered
Common Stock, $.001 par value	N/A

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

As used in this Form 10, unless the context otherwise requires the terms “we,” “us,” “our,” and the “Company” refer to Advanced Medical Isotope Corporation, a Delaware corporation, and its subsidiaries.

FORWARD-LOOKING STATEMENTS

Except for statements of historical fact, certain information described in this document contains “forward-looking statements” that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would” or similar words. The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other “forward-looking” information. Advanced Medical Isotope Corporation believes that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able accurately to predict or control. Further, we urge you to be cautious of the forward-looking statements which are contained in this Form 10 because they involve risks, uncertainties and other factors affecting our operations, market growth, service, products and licenses. The factors listed below in the section captioned “Risk Factors” within Item 1A, “Description of Business,” as well as other cautionary language in this Form 10, describe such risks, uncertainties and events that may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements. The occurrence of any of the events described as risk factors could have a material adverse effect on our business, results of operations and financial position.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When our Registration Statement on Form 10 becomes effective, we will file reports, proxy statements, information statements and other information with the Securities and Exchange Commission. You may read and copy this information, for a copying fee, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services, and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

Our internet address is www.isotopeworld.com. We will make available through a link to the SEC’s web site, electronic copies of the materials we file with the SEC (including our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% shareholders and amendments to those reports). To receive paper copies of our SEC materials, please contact us by mail addressed to James C. Katzaroff, Chief Executive Officer, Advanced Medical Isotope Corporation, 8131 W. Grandridge Blvd.  Suite B,  Kennewick WA, 99336.

ITEM 1.   DESCRIPTION OF BUSINESS.

Organizational History

Advanced Medical Isotope Corporation (the “Company”) was incorporated under the laws of Delaware on December 23, 1994 as Savage Mountain Sports Corporation (“SMSC”) for the purpose of acquiring or investing in businesses which were developing and marketing active sports products, equipment, and apparel. In April 2000, Earth Sports Products, Inc (“ESP”), a corporation registered in Washington, merged with SMSC. In April 2000, HHH Entertainment, Inc (“HHH”), a Nevada corporation, merged with SMSC. As of the date of merger, HHH was the only stockholder of SMSC.

The Company has had limited activity since inception and was considered dormant from the period May 1, 2000 through December 31, 2005. On September 6, 2006, the Company changed its name to Advanced Medical Isotope Corporation. The Company began planned principal operations in August 2007, but has not generated significant revenue. The Company plans to wholesale medical isotopes as well as to develop, produce and market medical isotopes.

On September 27, 2006, the Company acquired the assets of Neu-Hope Technologies, Inc (“NHTI”), a Florida corporation from UTEK Corporation (“UTEK”), a Delaware corporation. The Company acquired NHTI’s assets from UTEK in exchange for 100,000 shares of the Company’s Series A preferred stock. At any time after September 27, 2007, these Series A preferred stock shares can be converted to unrestricted common stock in the amount of $3,350,000. The number of shares shall be calculated based on the previous 10 day average closing price on the day of conversion. The Company conducted the acquisition in order to obtain NHTI’s cash, rights, and customer relationships.

On June 13, 2007, the Company acquired the assets of the life sciences business segment of Isonics Corporation (Isonics), a California corporation. Isonics is a non-related business of the Company and neither company owns stock in the other. The Company acquired the assets in exchange for $850,000 cash payment for the purpose of establishing itself in a turnkey distribution business of medical isotopes. The assets acquired consist of intellectual property, agreements with third party companies for purchase and marketing of isotopes, customer lists, and equipment located in Buffalo, New York. None of the acquired assets hold any ongoing liabilities or contractual obligations that would result in additional cash transactions required by the Company.

General Description

We are engaged in the production and distribution of medical isotopes and medical isotope technologies that are changing the practice of medicine and ushering in a new era of improved patient care.  Isotopes are a form of chemical element with the same atomic number as another element but with a different atomic mass.  Medical isotopes are used in molecular imaging, therapy, and nuclear medicine to diagnose, manage and treat diseases.

Currently, more than 15 million nuclear medicine procedures are performed each year in the U.S.  Approximately one-third of all patients admitted to U.S. hospitals undergo at least one medical procedure that employs the use of medical isotopes.

We employ innovative production methods to offer a wide range of reliable, domestically produced medical isotopes as well as in vivo delivery systems to aid medical practitioners and medical researchers in the timely diagnosis and effective treatment of diseases such as cancer, heart disease, neurological disorders, and many other medical conditions.

Our objective is to empower physicians, medical researchers, and ultimately, patients, by providing them with essential medical isotopes that, until now, have not been practical or economical to produce, in an effort to detect, manage, and cure human disease, and improve the lives of patients.

ITEM 1.   DESCRIPTION OF BUSINESS. - continued

Products

We currently offer the following products

Stable Isotopes:

We currently offer worldwide distribution of O-18 enriched water and a wide range of other stable isotopes.  Our product line includes stable isotopes of the following elements: Antimony, Barium, Cadmium, Calcium, Cerium, Chromium, Copper, Dysprosium, Erbium, Europium, Gadolinium, Gallium, Germanium, Hafnium, Indium, Iron, Krypton, Lanthanum, Lead, Lutetium, Magnesium, Mercury, Molybdenum, Neodymium, Nickel, Osmium, Palladium, Platinum, Potassium, Rhenium, Rubidium, Ruthenium, Samarium, Selenium, Silicon, Silver, Strontium, Sulphur, Tellurium, Thallium, Tin, Titanium, Tungsten, Vanadium, Xenon, Ytterbium, Zinc, and Zirconium.

Radio Pharmaceuticals:

F-18 FDG: We currently offer regional distribution of F-18 FDG from our Kennewick, WA production facility.  Other regional production facilities are planned throughout the U.S. and abroad, including Los Angeles, Oahu, Idaho and Montana.

Indium-111:  We will soon offer Indium Chloride sterile solution and Indium Oxine.

Radio Chemicals:

F-18:  We currently offer regional distribution of F-18 from our Kennewick, WA production facility.   Other regional production facilities are planned throughout the U.S. and abroad.  This is the primary PET imaging isotope. It is used for cancer detection, heart imaging, and brain imaging.

Iodine-124:  This is a radiotracer primarily used in PET imaging and to create images of human thyroid. Other treatment uses include apoptosis, cancer biotherapy, glioma, heart disease, mediastinal micrometastases, and thyroid cancer.

Indium-111:  We currently offer In-111 Chloride bulk solution for U.S. distribution.  This radio chemical is used for infection imaging, cancer treatments, and tracer studies.

Strontium-82: Used as a myocardial imaging agent, early detection of coronary artery disease, PET imaging, blood flow tracers

Germanium-68: It is used for study of thrombosis and atherosclerosis, PET imaging, detection of pancreatic cancer, and attenuation correction.

Actinium-225: Used for advanced research in therapy of leukemia and other cancers. It holds great promise for treating HIV/AIDS.

ITEM 1.   DESCRIPTION OF BUSINESS. - continued

Generators:

Strontium-82/Rubidium-82 generators: Used as a myocardial imaging agent, early detection of coronary artery disease, PET imaging, blood flow tracers

Germanium-68/Gallium-68 generators: It is used for study of thrombosis and atherosclerosis, PET imaging, detection of pancreatic cancer, and attenuation correction.

Actinium-225/Bismuth-213 generators: Actinium-225 is the parent of Bismuth-213, an isotope which has been used in animal trials to kill human HIV virus.  Bismuth-213 has been used in human clinical trials for the treatment of Acute Myelogenous Leukemia (AML).

Within the next three years, we intend to offer the following isotopes:

Carbon-11: Used in cancer diagnosis/staging. Radiotracer in PET scans to study normal/abnormal brain functions related to various drug addictions and is also used to evaluate disease such as Alzheimer’s, epilepsy, Parkinson’s and heart disease.

Cobalt-57:  Used for gamma camera calibration. Also used as radiotracer in research and a source for X-ray fluorescence spectroscopy.

Copper-64: PET scanning, planar imaging, SPECT imaging, dosimetry studies, cerebral and myocardial blood flow. This isotope is used in stem cell research, and cancer treatments.

Iodine-123:  Used in brain, thyroid, kidney, and myocardial imaging, cerebral blood flow (ideal for imaging) and neurological disease (Alzheimer's).

Molybdenum-99 / Technitium 99:  It is the favored choice among medical professionals because its chemical properties allow it to be bonded to many different chemical materials, thus allowing use for a wide variety of diagnoses.

Thallium-201:  Used in clinical cardiology, heart imaging, myocardial perfusion studies and cellular dosimetry.

Manufacturing

The cornerstone equipment selected for the our production center is a proton linear accelerator (PULSAR®) manufactured by AccSys Technology, Inc. of Pleasanton, CA, a Hitachi Company.  We have targeted this compact isotope production system as our core differentiated technology.

The compact LINAC PET Isotope Production systems (PULSAR®) are proton accelerators designed to replace large and demanding cyclotron systems for the production of positron emitting isotopes. Large amounts of fluorine-18, carbon-11, nitrogen-13, and oxygen-15 can be produced for synthesis into compounds used in oncology, cardiology, neurology, and molecular imaging. The radio-labeled glucose analog, FDG, can be synthesized and distributed for use in Positron Emission Tomography.

No other accelerator in North America has sufficient flexibility to produce the full spectrum of PET imaging radioisotopes, as well as other high-demand isotopes, both short and long lived, for diagnostic and therapeutic applications.

ITEM 1.   DESCRIPTION OF BUSINESS. - continued

Manufacturing - continued

We are also engaged in a number of collaborative efforts with U.S. national laboratories and universities, along with several international teaming partners.  These collaborative effort projects include complementary isotope manufacturing technologies as well as isotope devices.  We have entered into agreements to produce isotopes at Idaho State University, the University of Missouri at Columbia, the State University of New York at Buffalo, and the University of Utah. These regional university centers will allow us to become a local supplier for the short-lived isotopes like Fluorine 18 as well as being a domestic supplier of several other isotopes in demand by the medical community.

In November 2007, we entered into an agreement with the Idaho Accelerator Center (IAC), located on the campus of Idaho State University in Pocatello, ID, to create a regional medical isotope production center.  The IAC will investigate the production of a variety of isotopes at IAC facilities and we will proceed with conceptual planning for production facility development.  We intend to use the IAC to develop and manufacture medical isotopes.

In January 2008, we entered into a five-year agreement a five-year agreement with Central Pharmaceutical Services, Inc. (“CRS”) for the joint production and marketing of Indium-111, an isotope used in specialized diagnostic imaging applications. CRS is an advanced biomedical research and development facility established by the State University of New York at Buffalo. By labeling In-111 to antibodies and peptides that transport it to specific parts of the body, physicians can image colorectal cancer, prostate cancer, and neuro-endocrine tumors. In-111 can also be used to radiolabel white blood cells, platelets and red blood cells for diagnostic purposes.  The comprehensive agreement with CRS is designed to enable us to complement production capacity of a variety of high-value medical isotopes with our Kennewick, Wash. facility.  Several other radio-chemicals are also under consideration for production in the near future at the Buffalo, N.Y. facility.  The agreement with CRS allows for the initial product to be Indium-111, a radioisotope produced from the stable isotope cadmium-112. CRS will provide irradiation facilities as well as production expertise and chemical syntheses.

In May 2008, we entered into a research agreement with the University of Utah related to the use of brachytherapy seeds for cancer treatments.  Pursuant to the research agreement, we will pay total project costs that will not exceed $45,150.  We hope to work with the University of Utah to develop and manufacture cancer treatments using brachytherapy seeds.

In June 2008, we entered into a research agreement with the University of Missouri related to the production of radio isotopes.  Pursuant to the research agreement, we will pay total project costs that will not exceed $75,000.  We also entered into an option agreement in June 2008 with the University of Missouri.  The option agreement gives us a one-year option to enter into a licensing agreement to utilize certain intellectual property held by the University of Missouri for the production of medical, research, and industrial radioisotopes.  If the University of Missouri’s intellectual property functions as early analysis have indicated, this production facility could be a manufacturing source of critical health care radio isotopes.

License Agreement

On September 27, 2006, we acquired the assets of NHTI from UTEK.  Included in the acquired assets was a Non-Exclusive License Agreement with the Regents of the University of California (“University”) entered into by NHTI on August 30, 2006.  NHTI paid a non-refundable fee  in the amount of $25,000 in connection with the license agreement. The license fee is non-refundable unless our commercialization plan is deemed unacceptable by the University. If the plan is deemed unacceptable, the license agreement will terminate and may be converted to a non-exclusive license. To date, no commercialization plan has been deemed acceptable or unacceptable. In consideration for the license, we agreed to pay royalties equal to the greater of three percent of the selling price of each licensed product we sell or the maintenance fee according to the following schedule:

2008	$10,000
2009	$15,000
2010	$15,000
2011	$45,000
2012 and each year thereafter	$60,000

The License Agreement may be cancelled by giving 90 days written notice to the University.

Raw Materials

We obtain stable isotopes from suppliers in Russia. We obtain supplies, hardware, handling equipment and packaging from several different U.S. suppliers.

Customers

Our customers include a broad range of manufacturers of medical products including pharmaceutical manufacturers, biotechnology companies, and manufacturers of medical supplies and devices, in addition to academic and government institutions. These customers are located in essentially all major international markets.

The company is also working with United Pharmacy Partners Inc (UPPI), which helps to supply approximately 120 nuclear pharmacies.

ITEM 1.   DESCRIPTION OF BUSINESS. - continued

Competitors

The suppliers of radioisotopes for diagnosis, treatment, and research for a wide variety of diseases, in particular cancer, vary in size and product offerings.  Competition is limited because there are many complications and regulatory hurdles, including licensing, government approvals and capital outlays associated with starting an isotope company.  Many current competitors are international companies.

Further, competition is limited as some competitors are closing their facilities or limiting their production. In November 2007, Canadian supplier MDS Nordion was forced to shut down its radioisotope production facility. At one time, the U.S. government was supposed to be the source of medical isotopes, but over the course of the last two decades, it has either closed or failed to adequately fund its production facilities.

About 90% of all the non PET radioisotopes used in the United States are imported from two companies.  Approximately half of these were imported directly from the now-defunct MDS Nordion plant and the other half supplied by Covidien (formerly Mallinkrodt).  The remaining 10% that are produced in the United States are manufactured in a fragmented, piecemeal manner with companies producing a single isotope instead of a wide variety.

Employees

As of September 30, 2008, we had six full time employees.  At any given time, we utilize eight to ten contract employees to assist with the company operations.  We do not have a collective bargaining agreement with any of our employees and we believe our relations with our employees are good.

Research and Development / Intellectual Property

We spent approximately $1,200 and $0.00 during the years ended December 31, 2007 and December 31, 2006, respectively, on research and development. This cost was incurred to a University for tests involved in the making of isotopes.

Additionally the Company has made through acquisitions the following investments in patent licenses and intellectual property during 2007:

•	$75,000 for a patent license fee for the production of Actinium 225;

•	$3,040,000 of preferred stock issuance for a patent license of a Neutron Generator; and

•
$658,750 for the purchase of a company in order to acquire the rights of intellectual property related to the production of isotopes, customer lists, contracts and agreements with third party companies, and certain equipment.

In January 2007 AMIC received a license for United States Patent 6,680,993.  The patent concerns methods and processes directed to the preparation of Actinium-225 and daughters having high radiochemical and radionuclidic purity.  These isotopes may be used for the preparation of therapeutic radiopharmaceuticals such as those containing monoclonal antibodies, proteins, peptides, antisense, statin, natural products and hormones.  Additionally, the alpha-emitting radionuclide Actinium-225 and its daughters may be used for both therapeutic and diagnostic purposes.

ITEM 1.   DESCRIPTION OF BUSINESS. - continued

Government Regulation

Significant areas of regulation and intervention include the following:

Environmental and Health Compliance. We are committed to conducting our activities so that there is no or only minimal damage to the environment; there is no assurance, however, that its activities will not at times result in liability under environmental and health regulations. Costs and expenses resulting from such liability may materially negatively impact our operations and financial condition. Overall, environmental and health laws and regulations will continue to affect our businesses worldwide.

Import/Export Regulation. We are subject to significant regulatory oversight of our import and export operations due to the nature of our product offerings. Penalties for non-compliance can be significant and violation can result in adverse publicity for the Company.

Financial Accounting Standards. Our financial results can be impacted by new or modified financial accounting standards.

Other Regulations.  Our operations are subject to U.S. Nuclear Regulatory Commission, Food and Drug Administration, Department of Transportation, and Department of Homeland Security regulations.  The extent these regulations are or become burdensome, our business development could be adversely affected.

ITEM 1A. RISK FACTORS.

RISKS ASSOCIATED WITH OUR BUSINESS

Our business plan is at an early stage of development and has a limited operating history.

We have a limited operating history upon which you can base an evaluation of our business and prospects. As a start-up company in the early stage of development, there are substantial risks, uncertainties, expenses and difficulties to which our business is subject. To address these risks and uncertainties, we must do the following:

•	Successfully execute our business strategy;

•	Respond to competitive developments; and

•	Attract, integrate, retain and motivate qualified personnel.

There can be no assurance that at this time we will operate profitably or that it will have adequate working capital to meet our obligations as they become due.  We cannot be certain that our business strategy will be successful or that we will successfully address the risks that face our business. In the event that we do not successfully address these risks, its business, prospects, financial condition, and results of operations could be materially and adversely affected.

ITEM 1A. RISK FACTORS. - continued

RISKS ASSOCIATED WITH OUR BUSINESS - continued

We have increasing cash requirements.

We have generated material operating losses since inception. We expect to continue to experience net operating losses. Historically, we have relied upon outside investor funds to maintain our operations and develop our business.  We anticipate raising additional capital within the next 12 months from investors for working capital as well as business expansion and we can provide no assurance that additional investor funds will be available on terms acceptable to us. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. If we are unable to generate profits and unable to obtain additional financing to meet our working capital requirements, we may have to curtail our business.

We will need to increase the size of our organization and may experience difficulties in managing growth.

We are a small organization with a minimal number of employees. We expect to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate managers. Our future financial performance and its ability to compete effectively will depend, in part, on the ability to manage any future growth effectively.

 We are dependent on key personnel and consultants and the loss of these key personnel And consultants could have a material adverse effect on our business, results of operations or financial condition.

Our success is heavily dependent on the continued active participation of our current executive officers listed under “Management.” We do not have key-man insurance on any of our officers or consultants. We are highly dependent upon certain consultants and collaborating scientists. Loss of the services of one or more of our officers or consultants could have a material adverse effect upon our business, results of operations or financial condition. Certain key employees have no employment contracts.

If we are unable to hire qualified personnel our business and financial condition may suffer.

Our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among pharmaceutical and biotechnology companies is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on us. Our inability to attract and retain the necessary technical and managerial personnel and consultants and scientific and/or regulatory consultants and advisors could have a material adverse effect on our business, results of operations or financial condition.

We may rely on third parties to represent us locally in international markets and our revenue may depend on their efforts.

In those countries or regions where we may encounter operational constraints due to political, religious, economical, or other reasons, we may appoint local reputable IT firms as distributors or partnerships to represent us locally.  Our future success may depend, in part, on our ability to enter into and maintain collaborative relationships with one or more third parties, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products. We intend to pursue collaborative arrangements regarding the sales and marketing of our products, however, we may not be able to establish or maintain such collaborative arrangements, or if we are able to do so, they may not have effective sales forces. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. To the extent that we depend on third parties for marketing and distribution, any revenues received by us will depend upon the efforts of such third parties, which may not be successful.

ITEM 1A. RISK FACTORS. - continued

RISKS ASSOCIATED WITH OUR BUSINESS - continued

Our revenues depend upon suitable markets.

           Our revenues depend upon the successful production, marketing, and sales of the various isotopes we currently market and expect to market in the future. The rate and level of market acceptance of these products may vary depending on the perception by physicians and other members of the healthcare community of its safety and efficacy as compared to that of competing products, if any; the clinical outcomes of any patients treated; the effectiveness of our sales and marketing efforts in the United States, Europe, and Russia; any unfavorable publicity concerning our products or similar products; price of our products relative to other products or competing treatments; any decrease in current reimbursement rates from the Centers for Medicare and Medicaid Services or third-party payers; regulatory developments related to the manufacture or continued use of our products; availability of sufficient supplies to either purchase or manufacture our products; ability to produce sufficient quantities of our products; and the ability of physicians to properly utilize our products and avoid excessive levels of radiation to patients. Any material adverse developments with respect to the commercialization of the products we currently market or expect to market may cause us to continue to incur losses rather than profits in the future.

Our future growth is largely dependent upon our ability to develop new technologies that achieve market acceptance with acceptable margins.

Our businesses operate in global markets that are characterized by rapidly changing technologies and evolving industry standards. Accordingly, our future growth rate depends upon a number of factors, including our ability to (i) identify emerging technological trends in our target end-markets, (ii) develop and maintain competitive products, (iii) enhance our products by adding innovative features that differentiate our products from those of our competitors, and (iv) develop, manufacture and bring products to market quickly and cost-effectively.

Our ability to develop new products based on technological innovation can affect our competitive position and requires the investment of significant resources. These development efforts divert resources from other potential investments in our businesses, and they may not lead to the development of new technologies or products on a timely basis or that meet the needs of our customers as fully as competitive offerings. In addition, the markets for our products may not develop or grow as we currently anticipate. The failure of our technologies or products to gain market acceptance due to more attractive offerings by our competitors could significantly reduce our revenues and adversely affect our competitive standing and prospects.

General economic conditions in markets in which we do business can impact the demand for our goods and services. Decreased demand for our products and services could have a negative impact on our financial performance and cash flow.

Demand for our products and services, in part, depends on the general economic conditions affecting the countries and industries in which we do business. A downturn in economic conditions in a country or industry that we serve may negatively impact demand for our products and services, in turn negatively impacting our operations and financial results. Further, changes in demand for our products and services can magnify the impact of economic cycles on our businesses. Unanticipated contract terminations by current customers can negatively impact operations, financial results and cash flow.

Volatility in raw material and energy costs, interruption in ordinary sources of supply and an inability to recover unanticipated increases in energy and raw material costs from customers could result in lost sales or significantly increase the cost of doing business.

Market and economic conditions affecting the costs of raw materials, utilities, energy costs, and infrastructure required to provide for the delivery of those goods and services, are beyond our control and any disruption or halt in supplies, or rapid escalations in costs could affect our ability to manufacture products or to competitively price our products in the marketplace.  To date to ultimate impact of these energy costs increases have been mitigated through price increases or offset through improved process efficiencies, however, continuing escalation of energy costs could have a negative impact upon business performance.

ITEM 1A. RISK FACTORS. - continued

RISKS ASSOCIATED WITH OUR BUSINESS - continued

We are subject to uncertainties regarding reimbursement for use of our products.

Hospitals and freestanding clinics may be less likely to purchase our products if they cannot be assured of receiving favorable reimbursement for treatments using our products from third-party payers, such as Medicare and private health insurance plans. Third-party payers are increasingly challenging the pricing of certain medical services or devices, and we cannot be sure that they will reimburse our customers at levels sufficient for us to maintain favorable sales and price levels for our products. There is no uniform policy on reimbursement among third-party payers, and we can provide no assurance that our products will continue to qualify for reimbursement from all third-party payers or that reimbursement rates will not be reduced. A reduction in or elimination of third-party reimbursement for treatments using our products would likely have a material adverse effect on our revenues.

Our earnings, cash flow and financial position are exposed to financial market risks worldwide, including interest rate and currency exchange rate fluctuations and exchange rate controls.

Fluctuations in domestic and world markets could adversely affect interest rates and impact our ability to obtain credit or attract investors.  In order to reduce this risk the Company is structuring future agreements in such a manner that they provide for early termination provisions by the Company and continued development of the Company core business segments to such an extent that additional investment would not be required to sustain the Company as a going concern.

Our patented technologies may infringe on other patents, which may expose us to costly litigation.

It is possible that our patented technologies may infringe on patents or other rights owned by others. We may have to alter our products or processes, pay licensing fees, defend an infringement action or challenge the validity of the patents in court, or cease activities altogether because of patent rights of third parties, thereby causing additional unexpected costs and delays to us. Patent litigation is costly and time consuming, and we may not have sufficient resources to pursue such litigation. If we do not obtain a license under such patents, are found liable for infringement or are not able to have such patents declared invalid, we may be liable for significant money damages, may encounter significant delays in bringing products to market or may be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring such licenses.

Protecting our intellectual property is critical to our innovation efforts.

We own or have a license to use several U.S. and foreign patents and patent applications, trademarks and copyrights. Our intellectual property rights may be challenged, invalidated or infringed upon by third parties or we may be unable to maintain, renew or enter into new licenses of third party proprietary intellectual property on commercially reasonable terms. In some non-U.S. countries, laws affecting intellectual property are uncertain in their application, which can affect the scope or enforceability of our patents and other intellectual property rights. Any of these events or factors could diminish or cause us to lose the competitive advantages associated with our intellectual property, subject us to judgments, penalties and significant litigation costs, and/or temporarily or permanently disrupt our sales and marketing of the affected products or services.

We may not be able to protect our trade secrets and other unpatented proprietary technology which could give our competitors an advantage over us.

We rely upon trade secrets and other unpatented proprietary technology. We may not be able to adequately protect our rights with regard to such unpatented proprietary technology or competitors may independently develop substantially equivalent technology. We seek to protect trade secrets and proprietary knowledge, in part through confidentiality agreements with our employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information and as a result our competitors could gain a competitive advantage.  Operational hazards could result in the spread of contamination within our facility and require additional funding to correct.

ITEM 1A. RISK FACTORS. - continued

RISKS ASSOCIATED WITH OUR BUSINESS - continued

We may incur material losses and costs as a result of product liability claims that may be brought against us.

We face an inherent business risk of exposure to product liability claims in the event that products supplied by us fail to perform as expected or such failure results, or is alleged to result, in bodily injury, and possible adverse publicity, which could damage our reputation by raising questions about our products' safety and efficacy, and could interfere with our efforts to market our products.

We are subject to the risk that certain third parties may mishandle our product.

We rely on third parties, such as Federal Express, to deliver our products, and on other third parties to package our products in certain specialized packaging forms requested by customers. We are subject to the risk that these third parties may mishandle our product, which could result in adverse effects, particularly given the radioactive nature of some of our products.  A successful product liability claim against us in excess of our available insurance coverage or established reserves may have a material adverse effect on our business.  Although we currently maintain liability insurance in amounts we believe are commercially reasonable, any product liability we incur may exceed our insurance coverage.

We are subject to extensive government regulation in jurisdictions around the globe in which we do business. Regulations address, among other things, environmental compliance, import/export restrictions, healthcare services, taxes and financial reporting, and can significantly increase the cost of doing business, which in turn can negatively impact our operations, financial results and cash flow.

We are subject to extensive government regulation and intervention both in the United States and in all foreign jurisdictions in which we conduct business. Compliance with applicable laws and regulations results in higher capital expenditures and operating costs and changes to current regulations with which we comply can necessitate further capital expenditures and increases in operating costs to enable continued compliance. Additionally, from time to time, we are involved in proceedings under certain of these laws and regulations. Foreign operations are subject to political instabilities, restrictions on funds transfers, import/export restrictions and currency fluctuation.

Our operations expose us to the risk of material environmental liabilities.

We are subject to potentially material liabilities related to the remediation of environmental hazards and to personal injuries or property damages that may be caused by hazardous substance releases and exposures. We are subject to various federal, state, local and foreign government requirements regulating the discharge of materials into the environment or otherwise relating to the protection of the environment. These laws and regulations can impose substantial fines and criminal sanctions for violations, and require installation of costly equipment or operational changes to limit emissions and/or decrease the likelihood of accidental hazardous substance releases. We incur, and expect to continue to incur capital and operating costs to comply with these laws and regulations. In addition, changes in laws, regulations and enforcement of policies, the discovery of previously unknown contamination or new technology or information related to individual sites, or the imposition of new clean-up requirements or remedial techniques could require us to incur costs in the future that would have a negative effect on our financial condition or results of operations.

Future production increases will depend on our ability to acquire larger quantities of O-18.

We currently obtain O-18 through international sources. The amount of O-18 that can be produced from a given reactor source is limited by the power level and volume available within the reactor for irradiating targets. There is no assurance that the Company will have a continuing sufficient supply of O-18 and if sufficient supplies are attained, we will need to increase our manufacturing staff.

ITEM 1A. RISK FACTORS. - continued

RISKS ASSOCIATED WITH OUR BUSINESS - continued

We Rely Heavily On A Limited Number Of Suppliers.

Some of the products we market and some of the materials used in the products we manufacture are currently available only from a limited number of suppliers; many of which are from international suppliers. The Company plans to expand the availability of its supplies and products utilizing manufacturing capability at reactors located at National Laboratories as well as production capabilities at various Universities. This strategy will reduce the risk associated with concentrating isotope production at a single reactor facility. Failure to obtain deliveries from these sources could have a material adverse effect on our production and there may be a delay before we could locate alternative suppliers. We may not be able to locate alternative suppliers capable of producing the level of output of at the quality standards we require. Additional factors that could cause interruptions or delays in our source of materials include limitations on the availability of raw materials or manufacturing performance experienced by our suppliers and a breakdown in our commercial relations with one or more suppliers. Some of these factors may be completely out of our and our suppliers’ control. We do not have formal written agreements with any key supplier. Any interruption or delay in the supply of materials required to produce our products could harm our business if we were unable to obtain an alternative supplier or substitute equivalent materials in a cost-effective and timely manner.

RISKS RELATED TO OUR COMMON STOCK

There is a limited public market for our common stock.  Failure to develop or maintain a trading market could negatively affect the value of our shares and make it difficult or impossible for shareholders to sell their shares

To date there is a limited trading market in our common stock on the Pink Sheets. Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for our shareholders to sell their shares or recover any part of their investment in us. The market price of our common stock may be highly volatile. In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

Our stock price is likely to be volatile.

There is generally significant volatility in the market prices and limited liquidity of securities of early stage companies, and particularly of early stage medical product companies. Contributing to this volatility are various events that can affect our stock price in a positive or negative manner. These events include, but are not limited to: governmental approvals, refusals to approve, regulations or actions; market acceptance and sales growth of our products; litigation involving the Company or our industry; developments or disputes concerning our patents or other proprietary rights; changes in the structure of healthcare payment systems; departure of key personnel; future sales of our securities; fluctuations in our financial results or those of companies that are perceived to be similar to us; investors’ general perception of us; and general economic, industry and market conditions. If any of these events occur, it could cause our stock price to fall.

Future sales by shareholders, or the perception that such sales may occur, may depress the price of our common stock.

The sale or availability for sale of substantial amounts of our shares in the public market, including shares issuable upon conversion of outstanding preferred stock or exercise of warrants and options, or the perception that such sales could occur, could adversely affect the market price of our common stock and also could impair our ability to raise capital through future offerings of our shares. As of June 30, 2008, we had 35,081,222 outstanding shares of common stock, and the following additional shares were reserved for issuance: 2,472,400 shares upon exercise of outstanding options, 2,375,700 shares upon exercise of outstanding warrants, and 3,050,358 shares upon conversion of preferred stock. Any decline in the price of our common stock may encourage short sales, which could place further downward pressure on the price of our common stock and may impair our ability to raise additional capital through the sale of equity securities.

ITEM 1A. RISK FACTORS. - continued

RISKS RELATED TO OUR COMMON STOCK - continued

Our controlling shareholders may exercise significant control over us.

Currently, our directors, executive officers and principal shareholders beneficially owned approximately 52.5 % of the outstanding shares of our common stock. Our shareholders do not have cumulative voting rights with respect to the election of directors. If our principal shareholders vote together, they could effectively elect all of our directors.

The issuance of shares upon exercise of derivative securities may cause immediate and substantial dilution to our existing shareholders.

The issuance of shares upon conversion of the preferred stock and the exercise of warrants and options may result in substantial dilution to the interests of other shareholders since these selling shareholders may ultimately convert or exercise and sell all or a portion of the full amount issuable upon exercise. If all derivative securities were converted or exercised into shares of common stock, there would be an approximate additional 7,900,000 shares of common stock outstanding as a result. The issuance of these shares will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

We do not expect to pay any dividends for the foreseeable future.

We do not anticipate paying any dividends to our shareholders for the foreseeable future. The terms of certain of our outstanding indebtedness substantially restrict the ability of us to pay dividends. Accordingly, shareholders must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Any determination to pay dividends in the future will be made at the discretion of our Board of Directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant.

Our common stock is subject to the “Penny Stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our common stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•
that a broker or dealer approve a person's account for transactions in penny stocks; and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•
obtain financial information and investment experience objectives of the person; and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

ITEM 1A. RISK FACTORS. - continued

RISKS RELATED TO OUR COMMON STOCK - continued

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

ITEM 2.   FINANCIAL INFORMATION.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Results of Operations

We are considered a development stage company in accordance with Statement of Financial Accounting Standard No. 7 as we have started operations, but we have not generated significant revenue.

The following table sets forth information from our statements of operations for the six months ended June 30, 2008 and the years ended December 31, 2007 and 2006.

	Six Months Ended June 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
	(unaudited)
Revenues	$83,421	$130,055	-
Cost of goods sold	75,640	55,841	-
Gross profit	7,781	74,214	-
Operating expenses	2,648,894	2,664,621	$1,221,602
Operating loss	(2,641,113)	(2,590,407)	(1,221,602)
Non-operating expenses	-	(40,000)	(57,500)
Interest expense	(55,669)	(238,984)	(93,521)
Net income (loss)	$(2,696,782)	$(2,869,391)	$(1,372,623)

ITEM 2.   FINANCIAL INFORMATION. - continued

Revenue

Revenue was $83,421 for the six months ended June 30, 2008.  During the 12 months ended December 31, 2007, the revenues were $130,055 compared to the 12 months ended December 31, 2006 when the revenues were $0.  During the 2006 fiscal year, we had not yet commenced our principal planned operations.

Cost of Goods Sold

Cost of Goods Sold for the six months ended June 30, 2008 was $75,640.  Cost of goods sold for our fiscal year ended December 31, 2007 was $55,841.  The costs of goods sold for the fiscal year ended December 31, 2006 was $0.  The company had not yet commenced operations during the 2006 fiscal year.

Operating Expenses

Operating expenses for the year ended December 31, 2007 was $2,664,621 and $1,221,602 for the year ended December 31, 2006.  The increase in operating expenses can be attributed largely to amortization of licenses and intangible assets ($1,135,841 for the year ended December 31, 2007 versus $321,958 for the year ended December 31, 2006), stock options granted ($592,447 for the year ended December 31, 2007 versus $140,000 for the year ended December 31, 2006) and additional payroll expense ($197,557 in payroll expenses for the year ended December 31, 2007 versus $36,053 for the year ended December 31, 2006).

Net Loss

Our net loss for the year ended December 31, 2007 was $2,869,391 compared to $1,372,623 for the year ended December 31, 2006.  Our net loss for the six months ended June 30, 2008 was $2,234,955.

Liquidity and Capital Resources

At June 30, 2008, we had negative working capital of $4,060,030, as compared with $3,373,417 at December 31, 2007 and $3,244,190 at December 31, 2006.  During the six months we experienced negative cash flow from operations of $737,786, and we expended $1,515,232 for investing activities while adding $2,221,507 from financing activities.  As of June 30, 2008, we had $150,000 commitments for capital expenditures.

Based on the current cash run rate, approximately $1,000,000 will be needed to fund operations for an additional year. As disclosed in the risk factors, we are presently taking steps to raise additional funds to continue operations for the next 12 months and beyond.  We will need to raise an additional $10,000,000 in the next year to develop three isotope manufacturing centers and complete our aggressive growth plans.  We may, however, choose to modify our growth and operating plans to the extent of available funding, if any.

Contractual Obligations (payments due by period)

Contractual Obligation	Total Payments Due	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Capital Lease Obligation	2,505,125	442,025	1,441,800	621,300
Production center lease	207,896	45,080	158,054	4,762
Corporate office lease	116,411	60,736	55,675
License agreement with Regents of the University of California	320,000	10,000	70,000	180,000	60,000 each year thereafter

The capital lease obligations represent two lease agreements for $1,875,000 and $631,000, secured by equipment and personal guarantee of two of the major shareholders we obtained during September 2007. The purpose of the lease agreements is to acquire a Pulsar 10.5 PET Isotope Production System for a contracted amount of $1,875,000 plus ancillary equipment and facility for $631,000.

For the year ended December 31, 2007, we had a long term liability of $581,630 compared to a long term liability of $0 for the year ended December 31, 2006. The long term liability is related to two capital lease obligations we obtained in September 2007 that are secured by equipment and the personal guarantee of the two major shareholders.  The lease allowed the company to acquire a Pulsar 7 PET Isotope Production System and ancillary equipment.

ITEM 2.   FINANCIAL INFORMATION. - continued

Off-Balance Sheet Arrangements

The Company does not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155 "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140" ("FAS 155"). FAS 155 addresses the following: a) permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; b) clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133; c) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and e) amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. FAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. We have not yet completed our evaluation of the impact of adopting SFAS 155 on our results of operations or financial position, but do not expect the adoption to have a material impact.

In March 2006, the FASB issued SFAS 156 - "Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140" ("SFAS 156"). SFAS 156 is effective for the first fiscal year beginning after September 15, 2006. SFAS 156 changes the way entities account for servicing assets and obligations associated with financial assets acquired or disposed of. We have not yet completed our evaluation of the impact of adopting SFAS 156 on our results of operations or financial position, but do not expect that the adoption of SFAS 156 will have a material impact.

In July 2006, the Financial Accounting Standards Board issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109" (the "Interpretation"). The Interpretation establishes for all entities a minimum threshold for financial statement recognition of the benefit of tax positions, and requires certain expanded disclosures. The Interpretation is effective for fiscal years beginning after December 31, 2006, and is to be applied to all open tax years as of the date of effectiveness. We are in the process of evaluating the impact of the adoption of this Interpretation. We do not expect this Interpretation to have a material impact on our financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157, "Fair Value Measurements" (“SFAS 157”). This statement defines fair value, establishes a fair value hierarchy to be used in generally accepted accounting principles and expands disclosures about fair value measurements. Although this statement does not require any new fair value measurements, the application could change current practice. The statement is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of this statement and do not expect the adoption of this pronouncement to have a material impact on our financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Liabilities" ("SFAS No. 159"). SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value, and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new guidance is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the potential impact of this statement and do not expect the adoption of this pronouncement to have a material impact on our financial position or results of operations.

In September 2006, the staff of the Securities and Exchange Commission issued SAB No. 108 which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 becomes effective in fiscal 2007. The adoption of this pronouncement is not expected to have an impact on our financial position, results of operation or cash flows.

ITEM 2.   FINANCIAL INFORMATION. - continued

In December 2006, the FASB approved FASB Staff Position (FSP) No. EITF 00-19-2, "Accounting for Registration Payment Arrangements" ("FSP EITF 00-19-2"), which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, "Accounting for Contingencies". FSP EITF 00-19-2 also requires additional disclosure regarding the nature of any registration payment arrangements, alternative settlement methods, the maximum potential amount of consideration and the current carrying amount of the liability, if any. The guidance in FSP EITF 00-19-2 amends FASB Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities", and No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", and FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", to include scope exceptions for registration payment arrangements.

FSP EITF 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance date of this FSP, or for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years, for registration payment arrangements entered into prior to the issuance date of this FSP. The adoption of this pronouncement is not expected to have a material impact on our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

We have not entered into any derivative contracts.

Principal Accounting Policies

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fixed Assets

Fixed assets are carried at the lower of cost or net realizable value. Production equipment with a cost of $2,500 or greater and other fixed assets with a cost of $1,500 or greater are capitalized. Major betterments that extend the useful lives of assets are also capitalized. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations.

Depreciation is computed using the straight-line method over the following estimated useful lives.  Leasehold improvements and capital lease assets are amortized over the shorter of the life of the lease or the estimated life of the asset.

Management of the Company periodically reviews the net carrying value of all of its equipment on an asset by asset basis. These reviews consider the net realizable value of each asset, as measured in accordance with the preceding paragraph, to determine whether impairment in value has occurred, and the need for any asset impairment write-down.  Although management has made its best estimate of the factors that affect the carrying value based on current conditions, it is reasonably possible that changes could occur which could adversely affect management’s estimate of net cash flows expected to be generated from its assets, and necessitate asset impairment write-downs.

License Fees

License fees are stated at cost, less accumulated amortization. Amortization of license fees is computed using the straight-line method over the estimated economic useful life of the assets.

The Company periodically reviews the carrying values of patents in accordance with SFAS No. 144 and any impairments are recognized when the expected future operating cash flows to be derived from such assets are less than their carrying value.

ITEM 2.   FINANCIAL INFORMATION. - continued

Intangible Assets

Intangible assets resulted from the purchase, for cash, from Isonics Corporation, the rights to intellectual property related to the production of isotopes, customer lists, contracts and agreements with third party companies, and certain equipment. The Company allocated the purchase price to each of the assets based upon the Companies believe of the long term value of each of those assets and comparison to replacement cost, where that information was available. Intangible assets are stated at cost, less accumulated amortization. Amortization of intangible assets is computed using the straight-line method over the estimated economic useful life of the assets. The Company periodically reviews the carrying values of intangible assets in accordance with SFAS No. 144 and any impairments are recognized when the expected future operating cash flows to be derived from such assets are less than their carrying value.

Revenue Recognition

The Company applies the provision of SEC Staff Accounting Board (“SAB”) No. 104, Revenue Recognition. SAB No. 104, which supersedes SAB No. 101, Revenue Recognition in Financial Statements, provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for the disclosure of revenue recognition policies. The Company recognized revenue related to product sales when (i) persuasive evidence of the arrangement exists, (ii) shipment has occurred, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

The Company recognizes revenue once an order has been received and shipped to the customer. Prepayments, if any, received from customers prior to the time products are shipped are recorded as deferred revenue. In these cases, when the related products are shipped, the amount recorded as deferred revenue is recognized as revenue. The Company does not accrue for sales returns and other allowances as it has not experienced any returns or other allowances.

Research and Development Costs

Research and developments costs, including salaries, research materials, administrative expenses and contractor fees, are charged to operations as incurred. The cost of equipment used in research and development activities which has alternative uses is capitalized as part of fixed assets and not treated as an expense in the period acquired. Depreciation of capitalized equipment used to perform research and development is classified as research and development expense in the year computed.

Fair value of financial instruments

The carrying amounts of cash, receivables and accrued liabilities approximate fair value due to the short-term maturity of the instruments.

Stock-based compensation

Effective January 1, 2006, the Company adopted SFAS No. 123 (Revised 2004), Share-Based Payment, which requires that compensation related to all stock-based awards, including stock options, be recognized in the financial statements based on their estimated grant-date fair value. The Company has estimated expected forfeitures, as required by SFAS No. 123R, and is recognizing compensation expense only for those awards expected to vest. All compensation is recognized by the time the award vests.

ITEM 3.   DESCRIPTION OF PROPERTY.

 On July 17, 2008, the Company entered into a lease at 6211 West Okanogan Avenue, Kennewick Washington, 99336 (“the premises”) to be used as the company’s production center.  The term of the lease was five years and it commenced on August 1, 2007.  Monthly rent for the first year of tenancy was $3,500.  Under the terms of the lease, the monthly rent would increase 8 percent each year so that monthly rent for the year beginning August 1, 2008 was $3,780, monthly rent for the year beginning August 1, 2009 was $4,092.  The landlord of this space is a shareholder of the company, though one that holds less than 5 percent of the total outstanding shares.

Additionally, in June 2008, the Company entered into a twelve month lease for its corporate offices with three four month options to renew, but in no event will the lease extend beyond May 31, 2010. The lease agreement calls for monthly rental payments of $5,061 per month.

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

(a) Security ownership of certain beneficial owners.

The following table sets forth, as of November 12, 2008, the number of shares of Common Stock owned of record and beneficially by executive officers, directors and persons who hold 5% or more of the outstanding Common Stock of the Company.  As of November 12, 2008, there were 35,085,041 shares outstanding.

Name and Address	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
James C. Katzaroff, President and Chairman	7,713,335	21.8
William J. Stokes, Chief Executive Officer	2,500,000	7.1
L. Bruce Jolliff, CFO	500,000	1.4
Carlton Cadwell, Director	7,869,670	22.4
William E. Root, Director	250,000	*

All Officers and Directors as a group (5 individuals)	18,833,005	52.5
UTEK (2)	6,049,931	14.7

* less than 1 percent

(1)
In determining beneficial ownership of our common stock as of a given date, the number of shares shown includes shares of common stock which may be acquired on exercise of warrants or options or conversion of convertible securities within 60 days of that date.  In determining the percent of common stock owned by a person or entity on November 12, 2008, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of warrants or options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of common stock outstanding on November 12, 2008, and (ii) the total number of shares that the beneficial owner may acquire upon conversion of the preferred and on exercise of the warrants and options. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.  Beneficial ownership of shares includes 250,000 options currently exercisable by James C. Katzaroff and 500,000 options currently exercisable by L. Bruce Jolliff.

(2)
Common stock issuable to UTEK in exchange for 100,000 shares of the Company’s Series A preferred stock. At any time after September 27, 2007, these Series A preferred stock shares can be converted to unrestricted common stock in the amount of $3,350,000. The number of shares shall be calculated based on the previous 10 day average closing price on the day of conversion   As of the end of trading on November 7, 2008, the 10 day average closing price was $0.554.

ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS.

Our officers and directors and additional information concerning them are as follows:

NAME	AGE	POSITION
James C. Katzaroff	51	President and Chairman
William J. Stokes	56	Chief Executive Officer
L. Bruce Jolliff	58	Chief Financial Officer
Carlton Cadwell	64	Director
William E. Root	64	Director

ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS - continued

James C. Katzaroff, President and Chairman

James C. Katzaroff is the founder of Advanced Medical Isotope Corporation.  Initially a financial consultant with Wall Street firms Bateman Eichler, Smith Barney and EF Hutton, Mr. Katzaroff has been responsible for senior-level corporate strategy, fostering investment banking relationships, and served as a senior financial advisor for numerous start-ups and development-stage companies. From 1998 to 2001, Mr. Katzaroff held senior positions including Chief Financial Officer, Senior Vice President of Finance, Senior Vice President, and Corporate Secretary of Telemac Corporation, an international communications company active in the wireless telephony market. In 2001 he became Chairman and CEO of Apogee Biometrics, and in 2004 became President of Manakoa Services Corporation, currently serving as its interim CEO. He holds a Bachelor’s Degree in Business Economics from the University of California, Santa Barbara, and has completed advanced management courses at the University of Washington.

William J. Stokes, President

Mr. Stokes has over 30 years experience in management of nuclear industry services firms and the design and construction of nuclear facilities. Mr. Stokes has been involved in isotope production methods and facilities since 1995, having led efforts for reuse of surplus DOE reactors for isotope production. He played an instrumental role in the founding of a successful brachytherapy seed company which is used to treat prostate cancer. Mr. Stokes has received numerous awards and recognition for performance of nuclear projects and companies under his management.

Leonard Bruce Jolliff, Chief Financial Officer

Mr. Jolliff is a CPA and a member of the Washington Society of CPAs. He is also a CFE and a member of the Association of Certified Fraud Examiners. Mr. Jolliff has held CFO and Controller positions in an array of industries and has worked as a CPA in public practice. For nine years prior to joining the Company, Mr. Jolliff was a sole practitioner in the role of CFO for Hire and as a Forensic Accountant, working with companies ranging from Fortune 500 to small family operations.

Carl Cadwell, Director

Dr. Cadwell brings over 30 years of experience in business management, strategic planning, and implementation. He co-founded Cadwell Laboratories, Inc. in 1979 and has served as its president since its inception. Cadwell Laboratories, Inc. is a major provider of neurodiagnostic medical devices and is the parent company of QuickMed, Inc., an electronic medical records company. After receiving his bachelor’s degree from the University of Oregon in 1966 and a doctoral degree from the University of Washington in 1970, he began his career serving in the United States Army as a dentist for 3 years. From 1973 to 1980, Dr. Cadwell practiced dentistry in private practice and started several businesses.

William E. Root, Director

He brings over 30 years experience in the management and leadership of engineering, technology development/application, construction, and startup projects for: nuclear research, environmental technology development, nuclear power plants, coal power plants, nuclear waste treatment, petroleum plants and RCRA/CERCLA environmental restoration work. Mr. Root has provided key roles in negotiating and establishing agreements with state and federal regulators including the Washington Department of Ecology and the U.S. Nuclear Regulatory Commission. He has been responsible for projects that ranged from a few million dollars up to $2.8 billion with an ability to establish and deliver to a baseline. Mr. Root holds a Bachelor’s and Master’s of Science in Chemical Engineering.

ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS - continued

B. Significant Employees.

Fu-Min Su, Chief Radiochemist

Fu Min Su, Ph.D., is AMIC's Chief Radio-Chemist and Radiation Safety Officer.  With over 20 years experience in medical isotope R&D and manufacture, Dr. Su is also knowledgeable in the area of coordinating and conducting clinical trials.  He has worked as a senior scientist for a several bio-technology firms, including NeoRx, Nycomed-Amersham, Bristol-Myers Squibb, and Cellectar, during which time he developed various radiopharmaceuticals, isotope production methods and generator systems.   Dr. Su has authored a number of scientific papers, and has written numerous abstracts for the Journal of Nuclear Medicine.  He also holds several patents relating to radionuclide production and preparation.  Dr. Su received his Ph.D. from the University of Washington.

C. Family Relationships.  None.

D. Involvement in Certain Legal Proceedings.

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of Registrant during the past five years.

E. Committees

The Board of Directors acts as the Audit Committee and the Board has no separate committees. The Company has no qualified financial expert sitting on the Board at this time because it has not been able to hire a qualified candidate. Further, the Company believes that it has inadequate financial resources at this time to hire such an expert. The Company intends to continue to search for a qualified individual for hire.

ITEM 6. EXECUTIVE COMPENSATION.

Equity Compensation, Pension or Retirement Plans

 No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of its employees.

Executive Compensation

The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers with annual compensation exceeding $100,000 during the years ended December 31, 2006 and December 31, 2007 and the 9 month period ended September 30, 2008.

 Summary Compensation Table

Name & Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James C. Katzaroff, President and Chairman	2006	$36,053	$0		$0	$0	$0	$0	$0	$36,053
	2007	$112,034	$0		$0	$67,215	$0	$0	$0	$179,249
	2008	$128,614	$0		$0	$0	$0	$0	$0	$128,614
William J. Stokes, Chief Executive Officer	2006	$0	$0		$105,000	$0	$0	$0	$0	$105,000
	2007	$0	$30,000		$70,000	$0	$0	$0	$0	$100,000
	2008	$40,000	$8,500		$0	$0	$0	$0	$0	$48,500
L. Bruce Jolliff, CFO	2006	$0	$0		$0	$0	$0	$0	$0	-
	2007	$101,124	$0	$		$1,046,837	$0	$0	$0	$1,147,961
	2008	$77,773	$25,000		$0	$0	$0	$0	$0	$102,773
Fu-Min Su, Chief Radiochemist	2006	$0	$0		$0	$0	$0	$0	$0	$0
	2007	$0	$0		$0	$0	$0	$0	$0	$0
	2008	$52,692	$5,000		$37,500	$0	$0	$0	$0	$95,192

ITEM 6. EXECUTIVE COMPENSATION - continued

Outstanding Equity Awards

The following table sets forth all outstanding equity awards held by our Named Executive Officers as of the end of last fiscal year.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James C. Katzaroff	1-23-07	250,000	-	-	$0.29	1-23-2010	-	-	-	-

William J. Stokes	-	-	-	-	-	-	-	-	-	-

L. Bruce Jolliff	5-16-07	500,000	-	1,000,000	$0.50	5-16-2012	-	-	-	-

Employment/Consulting Agreements

Equity Compensation, Pension or Retirement Plans

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of its employees.

Audit Committee

Presently, our Board of Directors is performing the duties that would normally be performed by an audit committee. We intend to form a separate audit committee, and plan to seek potential independent directors. In connection with our search, we plan to appoint an individual qualified as an audit committee financial expert.

OPTIONS/SARS GRANTS DURING LAST FISCAL YEAR

During January 2007, the Company granted three board members options to purchase an aggregate of 250,000 shares each of the Company’s common stock at an exercise price of $.29 per share.  The options are fully vested and expire January 23, 2010. The quoted market price of the common stock at the time of issuance of the options was $.27 per share.  The Company valued the options in accordance with SFAS 123(R).  The fair value of the options totaled $72,500 for each of the board members, for an aggregate of $217,500, and was recorded as stock-based compensation in the accompanying financial statements for the year ended December 31, 2007.

The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	4.79%
Dividend yield	0.00%
Volatility factor	329.1%
Weighted average expected life	3 years

ITEM 6. EXECUTIVE COMPENSATION - continued

During April 2007, the Company granted a consultant options to purchase an aggregate of 100,000 shares of the Company’s common stock at an exercise price of $.50 per share.  The options are fully vested and expire April 2010. The quoted market price of the common stock at the time of issuance of the options was $.85 per share.  The Company valued the options in accordance with SFAS 123(R).  The fair value of the options totaled $50,000, and was recorded as stock-based compensation in the accompanying financial statements for the year ended December 31, 2007.

The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	4.60%
Dividend yield	0.00%
Volatility factor	329.1%
Weighted average expected life	3 years

During May 2007, the Company granted its Chief Financial Officer options to purchase an aggregate of 1,500,000 shares of the Company’s common stock at an exercise price of $.50 per share.  The options vest at 500,000 shares May 2008, 500,000 shares May 2009, and 500,000 shares May 2010 and expire May 2012. The quoted market price of the common stock at the time of issuance of the options was $.70 per share.  The Company valued the options in accordance with SFAS 123(R).  The fair value of the options totaled $750,000, and was recorded as stock-based compensation in the accompanying financial statements for the year ended December 31, 2007 on a pro-rata bases of the months worked compared to the total of the vesting schedule.

The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	4.67%
Dividend yield	0.00%
Volatility factor	257.3%
Weighted average expected life	5 years

ITEM 6. EXECUTIVE COMPENSATION - continued

During December 2007, the Company granted a consultant options to purchase 122,400 shares of the Company’s common stock, at an exercise price of $.17 per share.  The options are fully vested and expire December 31, 2012. The quoted market price of the common stock at the time of issuance of the options was $.72 per share.  The Company valued the options in accordance with SFAS 123(R).  The fair value of the options totaled $87,975 and was recorded as stock-based compensation in the accompanying financial statements for the year ended December 31, 2007.

The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	3.49%
Dividend yield	0.00%
Volatility factor	257.3%
Weighted average expected life	5 years

DIRECTOR COMPENSATION

Two of the three Directors were issued 250,000 options September 1, 2006 @ $0.07 and all these were exercised in 2007.

Each of the three Directors were issued 250,000 options January 23, 2007 @ $0.29. Only one Director has exercised their options.

POTENTIAL CONFLICTS OF INTEREST

The President and Chairman of the Board owns majority interest in Mirari Corporation (“Mirari”).  The Company has had business dealing with Mirari and intends to acquire all the assets of Mirari during the year 2008.  See Item 7 “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” below.

 COMMITTEES OF THE BOARD OF DIRECTORS

We intend to appoint such persons to the Board of Directors and committees of the Board of Directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a securities exchange. We do not currently have any independent directors.

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Indebtedness from related parties

In 2006, the company purchased a note receivable of $28,500, from a non-related individual, due from Mirari, a Washington corporation, and an affiliate under common control. This amount was written off as an investment loss in 2006. Additionally, during the year 2006, we advanced funds on behalf of Mirari for rent and administrative costs in the amount of $33,000. This amount was written off as bad debt in 2006. It is management’s intention to acquire all the assets and common stock of Mirari during the year 2008.

In November 2006 the Company received $30,000 from a shareholder and officer in the form of a loan and in April 2007 received another $50,000 from the same shareholder. In June 2007 the Company extinguished the $80,000 debt through the issuance of 160,000 shares of the Company’s common stock. The fair market value at the time was $.75, resulting in a $40,000 loss from extinguishment of debt.

Rent and other administrative expenses

The Company began renting office space located in Kennewick, Washington from Apogee Biometrics, Inc. (“ABI”), an affiliate under common control, in January 2006.  Commencing January 1, 2006, the parties verbally agreed that the Company would make monthly rent payments of $3,500 on a month-to-month basis.  In addition, the Company paid 36% of certain administrative expenses utilized by both parties.  During the years ended December 31, 2007 and 2006 the Company incurred rent and administrative expenses to ABI totaling $15,147 and $59,500 respectively.  The Company made payments to ABI totaling $15,147 and $59,500 during the years ended December 31, 2007 and 2006 respectively.

The Company terminated the rental agreement with ABI and began renting office and warehouse space effective August 1, 2007, located in Kennewick, Washington from a shareholder holding less that 5% of the total shares outstanding. The lease agreement calls for monthly rental payments starting at $3,500, increasing every August 1st until they become $4,762 as of August 1, 2011. During the year ended December 31, 2007 the Company incurred rent expenses for this facility totaling $17,500. In addition, the lease agreement calls for the issuance of $187,500 in common stock valued at $.40 per share for a total of 416,667 shares. The company recognized the issuance of all 416,667 shares in 2007 and will amortize the $187,500 value of that stock over the sixty month term of the lease. For the six months ended June 30, 2008 and the year ended December 31, 2007 the Company amortized $18,750 and $15,625, respectively, of this stock issuance and recognized it as rent expense.

Future minimum rental payments required under the Company’s current rental agreement in excess of one year as of June 30, 2008, are as follows:

Twelve months ended June 30, 2009	$45,080
Twelve months ended June 30, 2010	48,686
Twelve months ended June 30, 2011	52,581
Twelve months ended June 30, 2012	56,788
Twelve months ended June 30, 2013	4,762
Total	$207,897

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - continued

Additionally, in June 2008, the Company entered into a twelve month lease for its corporate offices with three four month options to renew, but in no event will the lease extend beyond May 31, 2010. The lease agreement calls for monthly rental payments of $5,061 per month. During the six months ended June 30, 2008 the Company incurred rent expenses for this facility totaling $1,340.

Future minimum rental payments required under the Company’s current rental agreement in excess of one year as of June 30, 2008, are as follows:

Twelve months ended June 30, 2009	$60,736
Twelve months ended June 30, 2010	55,675
Twelve months ended June 30, 2011	-
Twelve months ended June 30, 2012	-
Twelve months ended June 30, 2013	-
Total	$116,411

ITEM 8.   LEGAL PROCEEDINGS.

Presently, there are not any material pending legal proceedings to which the Registrant is a party or as to which any of its property is subject, and the Registrant does not know nor is it aware of any legal proceedings threatened or contemplated against it.

ITEM 9.   MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a) Market Information.

Our common stock has traded over-the-counter on the OTC Pink Sheets under the symbol “ADMD.PK” since May 2006.  The following table sets forth the quarterly high and low bid information for our common stock for the period January 1, 2006 through September 30, 2008:

	High Bid	Low Bid
Fiscal Year Ended December 31, 2006

First Fiscal Quarter	$.01	$.0001
Second Fiscal Quarter	.35	.0030
Third Fiscal Quarter	.26	.0500
Fourth Fiscal Quarter	.24	.1100

Fiscal Year Ended December 31, 2007

First Fiscal Quarter	$1.04	$0.10
Second Fiscal Quarter	0.98	0.64
Third Fiscal Quarter	0.87	0.39
Fourth Fiscal Quarter	0.50	0.40

Fiscal Year Ended December 31, 2008

First Fiscal Quarter	$0.84	$0.56
Second Fiscal Quarter	0.89	0.44
Third Fiscal Quarter	0.78	0.35

ITEM 9.   MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS - continued

Holders

As of October 3, 2008 there were 35,085,041 shares of common stock outstanding and approximately 98 stockholders of record.

Transfer Agent and Registrar

Our transfer agent is American Registrar & Transfer Co., 342 East 900 South, Salt Lake City, UT 84111; telephone (801) 363-9065.

Dividend Policy

We have not paid any cash dividends on our common stock to date and do not anticipate we will pay dividends in the foreseeable future. The payment of dividends in the future will be contingent upon revenues and earnings, if any, capital requirements, and our general financial condition. The payment of any dividends will be within the discretion of the then Board of Directors. It is the present intention of the Board of Directors to retain all earnings, if any, for use in the business operations. Accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

Warrants, Options and Convertible Debt

There are no outstanding options or warrants that would entitle any person to purchase our preferred stock.  Currently, there are outstanding options and warrants to purchase shares of our common stock. Information about outstanding options and warrants is as follows:

Holder	Shares Underlying Option/Warrant (1)	Exercise Price (1)	Expiration Date
James C. Katzaroff	250,000	$0.29	1/23/2010
L. Bruce Jolliff	1,500,000	$0.50	5/16/2012
William E. Root	250,000	$0.29	1/23/2010
Others	3,712,386	$0.17 to $1.05	11/14/08 to 12/31/13

ITEM 10.   RECENT SALES OF UNREGISTERED SECURITIES.

On September 26, 2006, we issued 95,000 shares of Series A preferred stock to UTEK Corporation in connection with our acquisition of Neu-Hope Technologies, Inc.

On September 26, 2006, we issued 5,000 shares of Series A preferred stock to Aware Capital Corporation in connection with our acquisition of Neu-Hope Technologies, Inc.

In September 2006, we issued 500,000 shares of our common stock to Dr. Robert Schenter in consideration for his service as Chair of the Scientific Advisory Committee.

In September 2006, we issued 300,000 shares of our common stock to Monahan & Biagi (Lost Nations LLC) in exchange for debt.

In September 2006, we issued 100,000 shares of our common stock to Judge John Shock for cash received in 1997.

In September 2006, we issued 30,000 shares of our common stock to Neil Smiley for cash received in 1997.

ITEM 10.   RECENT SALES OF UNREGISTERED SECURITIES - continued

In September 2006, we issued 20,000 shares of our common stock to Brad Toner for cash received in 1997.

In January 2007, we issued 250,000 shares of our common stock to James C. Katzaroff in consideration for his services as a director of the corporation.

In January 2007, we issued 250,000 shares of our common stock to Carlton M. Cadwell in consideration for his services as a director of the corporation.

In January 2007, we issued 250,000 shares of our common stock to William E. Root in consideration for his services as a director of the corporation.

In April 2007, we issued 19,150 shares of our common stock to Walter J. Kilpatrick in consideration for cash received in 2007.

In April 2007, we issued 21,127 shares of our common stock to Eastside Commercial Properties in consideration for cash received in 2007.

In April 2007, we issued 70,000 shares of our common stock to Neil and Joyce Smiley in consideration for cash received in 2007.

In April 2007, we issued 2000 shares of our common stock to Kevin and Jeannette Kirkpatrick in consideration for cash received in 2007.

In February 2008, the Company issued 825,893 shares of its $.001 par value common stock to shareholders for common stock subscriptions of $185,688 received in 2007.

In April 2008, the Company issued 240,178 shares of its $.001 par value common stock to shareholders for common stock subscriptions of $16,812 received in 2007.

In January 2008 the Company issued 137,500 shares for cash of $55,000 at $.40 per share.

In January 2008 the Company issued 250,000 shares for cash of $72,500 at $.29 for exercised options.

In February 2008 the Company issued 950,000 shares for cash of $380,000 at $.40 per share.

In March 2008 the Company issued 550,700 shares for cash of $220,280 at $.40 per share.

During March 2008, the Company issued 299,642 shares of its common stock in exchange for stock offering costs associated with the acquisition of the assets of Neu-Hope Technologies, Inc. The value of the transaction totaled $233,720 based on the quoted market price of stock on the transaction date, or $.78 per share.

During April 2008, the Company issued 42,678 shares of its common stock as bonus compensation to the Chief Science Officer.

During April 2008, the Company issued 50,000 shares of its common stock as bonus compensation to employees.

During April 2008, the Company issued 70,000 shares of its common stock in exchange for business consulting services.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The Company is authorized by its Certificate of Incorporation to issue an aggregate of 100,000,000 shares of common stock, par value $0.001 per share (the "Common Stock") and 100,000 shares of Series A preferred stock, par value $0.001 per share (the “Preferred Stock”). As of October 3, 2008, 35,085,041 shares of Common Stock were issued and outstanding.

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

The description of certain matters relating to the securities of the Company is a summary and is qualified in its entirety by the provisions of the Company's Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to this Form 10.

ITEM 12.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company’s Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

ITEM 12.   INDEMNIFICATION OF DIRECTORS AND OFFICERS - continued

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director's duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

 The Company’s Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Our financial statements together with the related notes and the report of HJ & Associates, L.L.C. and Cordovano and Honeck LLP, independent registered public accounting firms, are set forth in Item 15 of this Form 10.

ITEM 14.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There are not and have not been any disagreements between the Registrant and its accountants on any matter of accounting principles, practices or financial statement disclosure.

We dismissed Cordovano and Honeck LLP (“C&H LLP”)as our independent auditors and engaged HJ & Associates, LLC as ourindependent auditors to audit its financial statements for its year ending December 31, 2007. This decision was approved by our Board of Directors. Prior to such engagement, we did not consult with HJ & Associates, LLC regarding the application of accounting principles to a specific, completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements.  There have been no disagreements with C&H LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of C&H LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.  C&H LLP audited our financial statements for the year ended December 31, 2006 and C&H LLP’s report for these periods did not contain an adverse opinion or a disclaimer of opinion, nor was it modified as to uncertainty, audit scope, or accounting principles.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Index to Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Advanced Medical Isotope Corporation
Kennewick, Washington

We have audited the balance sheet of Advanced Medical Isotope Corporation (a development stage enterprise) as of December 31, 2007, and the related statements of operations, shareholders’ equity (deficit) and cash flows for the year then ended and for the period from January 1, 2006 (inception of the development stage) through December 31, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.  The financial statements for the period from January 1, 2006 (inception of the development stage) through December 31, 2006 were audited by other auditors whose report expressed an unqualified opinion on those statements.  Our opinion on the statements of operations, stockholders' equity (deficit), and cash flows for the period from January 1, 2006 (inception of the development stage) through December 31, 2007, insofar as it relates to amounts for prior periods through December 31, 2006, is based on the report of other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Medical Isotope Corporation as of December 31, 2007, and the results of its operations and its cash flows for the year then ended and for the period from January 1, 2006 (inception of the development stage) through December 31, 2007 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company’s operating losses and lack of working capital raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
July 15, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Advanced Medical Isotope Corporation:

We have audited the balance sheet of Advanced Medical Isotope Corporation (a development stage enterprise) as of December 31, 2006, and the related statements of operations, changes in shareholder’s deficit, and cash flows, for the year ended December 31, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Medical Isotope Corporation as of December 31, 2006, and the results of its operations and its cash flows for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has suffered recurring losses, used significant cash in support of its operating activities and, based upon current operating levels, requires additional capital or significant restructuring to sustain its operations for the foreseeable future.  Management’s plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP
Englewood, Colorado
February 28, 2008

Advanced Medical Isotope Corporation
(A Development Stage Company)
Balance Sheets

ASSETS
	December 31, 2007	December 31, 2006

Current Assets:
Cash and cash equivalents	$54,508	$14,356
Accounts receivable	12,000	-
Prepaid expenses paid with stock, current portion	239,250	72,500
Inventory	28,400	-
Total current assets	334,158	86,856

Fixed assets, net of accumulated depreciation	875,044	-

Other assets:
License fees, net of amortization	1,661,875	2,575,667
Intangible assets, net of amortization	511,701	-
Prepaid expenses paid with stock, long-term portion	161,563	15,000
Deposits	5,928	-
Total other assets	2,341 067	2,590,667
Total assets	$3,550,269	$2,677,523

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$180,488	$-
Accrued interest payable	171,628	46,063
Payroll liabilities payable	45,163	-
Loan from shareholder	-	30,000
Preferred stock redeemable as common	3,182,405	3,254,983
Line of credit	40,908	-
Current portion of capital lease obligations	86,983	-
Total current liabilities	3,707,575	3,331,046

Long term liabilities:
Capital lease obligations, net of current portion	581,630	-
Total liabilities	4,289,205	3,331,046

Shareholders’ Equity (Deficit):
Preferred stock, $.001 par value; 100,000 authorized;
95 and 100 shares issued and outstanding, respectively	95	100
Common stock, $.001 par value; 100,000,000 shares authorized;
31,664,631 and 26,537,045 shares issued and outstanding,
respectively	31,665	26,537
Common stock subscriptions	202,500	-
Paid in capital	6,152,861	3,576,506
Accumulated deficit	(2,884,043)	(2,884,043)
Deficit accumulated during the development stage	(4,242,014)	(1,372,623)

Total shareholders’ equity (deficit)	(738,936)	(653,523)
Total liabilities and shareholders’ equity (deficit)	$3,550,269	$2,677,523

The accompanying notes are an integral part of these financial statements.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Statements of Operations

			From inception of
			development stage
	Years ended		on January 1, 2006
	December 31,		through December
	2007	2006	31, 2007

Revenues	$130,055	$-	$130,055
Cost of goods sold	55,841	-	55,841
Gross profit	74,214	-	74,214

Operating expenses
Sales and marketing expenses	2,385	10,000	12,385
Start up costs	-	62,510	62,510
Amortization expense	1,135,841	321,958	1,457,799
Professional fees	607,379	579,208	1,186,587
Stock options granted	592,447	140,000	732,447
Payroll expenses	197,557	-	197,557
General and administrative expenses	129,012	107,926	236,938
Total operating expenses	2,664,621	1,221,602	3,886,223

Operating loss	(2,590,407)	(1,221,602)	(3,812,009)

Non-operating income (expense):
Interest expense	(238,984)	(93,521)	(332,505)
Investment loss	-	(28,500)	(28,500)
Loss on conversion of shareholder loan	(40,000)	(29,000)	(69,000)
Non-operating income
(expense), net	(278,984)	(151,021)	(430,005)
Income (Loss) before Income Taxes	(2,869,391)	(1,372,623)	(4,242,014)

Income Tax Provision	-	-	-

Net loss	$(2,869,391)	$(1,372,623)	$(4,242,014)

Loss per common share	$(0.100)	$(0.056)

Weighted average common shares
outstanding	28,744,391	24,490,881

The accompanying notes are an integral part of these financial statements.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Statements of Changes in Shareholders’ Equity (Deficit)

								Deficit
								Accumulated
	Series A Preferred							during
	Stock		Common Stock		Subscriptions	Paid in	Accumulated	development
	Shares	Amount	Shares	Amount	Receivable	Capital	Deficit	Stage	Total

Balances at December 31,
2005, prior to inception of
development stage
company	-	$-	23,237,045	$23,237	$30,000	$2,830,806	$(2,884,043)	$-	$-

Common stock issued for:
Services as of May 15, 2006
($.20 per share)	-	-	600,000	600	-	119,400	-	-	120,000
Compensation as of August 15,
2006 ($.18 per share)	-	-	1,500,000	1,500	-	268,500	-	-	270,000
Services September 1, 2006
($.18 per share)	-	-	250,000	250	-	44,750	-	-	45,000
Debt settlement October 10,
2006 ($.18 per share)	-	-	300,000	300	-	53,700	-	-	54,000
Compensation as of
September 1, 2006
($.18 per share)	-	-	500,000	500	-	89,500	-	-	90,000
Issuance of common stock
options August and
September 2006 pursuant
to exercise of options	-	-	-	-	-	140,000	-	-	140,000
Issuance of shares
December 6, 2006 for cash
received in 1999	-	-	150,000	150	(30,000)	29,850	-	-	-
Issuance of preferred shares
September 22, 2006 for
acquisition of license
fees	100,000	100	-	-	-	-	-	-	100
Net loss	-	-	-	-	-	-	-	(1,372,623)	(1,372,623)

Balances at December 31,
2006	100,000	100	26,537,045	26,537	-	3,576,506	(2,884,043)	(1,372,623)	(653,523)

Common stock issued for:
Patent license as of
February 2007 ($.30
per share)	-	-	250,000	250	-	74,750	-	-	$75,000
Services March 2007
($.87 per share)	-	-	250,000	250	-	217,250	-	-	$217,500
Cash April 2007
($.71 per share)	-	-	112,277	112	-	79,605	-	-	$79,717
Options exercised May
2007 ($.07 per share)	-	-	250,000	250	-	17,250	-	-	$17,500
Debt April 2007 ($.75
per share	-	-	160,000	160	-	119,840	-	-	$120,000

Statements of Changes in Shareholders’ Equity (Deficit) - continued

								Deficit
								Accumulated
	Series A Preferred							during
	Stock		Common Stock		Subscriptions	Paid in	Accumulated	development
	Shares	Amount	Shares	Amount	Receivable	Capital	Deficit	Stage	Total

Cash June 2007 ($.40
per share)	-	-	2,125,000	2,125	-	847,875	-	-	850,000
Prepaid rent August 2007
($.45 per share)	-	-	416,667	417	-	187,083	-	-	187,500
Services September 2007
($.82 per share)	-	-	100,000	100	-	81,900	-	-	82,000
Services November 2007
($.74 per share)	-	-	117,000	117	-	86,463	-	-	86,580
Services November 2007
($.75 per share)	-	-	15,000	15	-	11,235	-	-	11,250
Services December 2007
($.75 per share)	-	-	25,000	25	-	18,725	-	-	18,750
Options exercised December
2007 ($.07 per share)	-	-	1,000,000	1,000	-	69,000	-	-	70,000
Services December 2007
($.82 per share)	-	-	7,000	7	-	5,733	-	-	5,740
Convert 5,000 convertible
preferred shares ($.559
per share)	(5,000)	(5)	299,642	300	-	167,200	-	-	167,495
Cash received July 2007 for
shares issued in 2008	-	-	-	-	10,000	-	-	-	10,000
Cash received August 2007
for shares issued in 2008	-	-	-	-	20,000	-	-	-	20,000
Cash received September
2007 for shares issued in
2008	-	-	-	-	17,500	-	-	-	17,500
Cash received November
2007 for shares issued in
2008	-	-	-	-	150,000	-	-	-	150,000
Cash received December
2007 for shares issued in
2008	-	-	-	-	5,000	-	-	-	5,000
Granting of common stock
options December 2007	-	-	-	-	592,446	-	-	592,446	-
Net loss	-	-	-	-	-	-	-	(2,869,391)	(2,869,391)
Balances at December 31,
2007	95,000	$95	$31,664,631	$31,665	$202,500	$6,152,861	$(2,884,043)	$(4,242,014)	$(738,936)

The accompanying notes are an integral part of these financial statements.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Statements of Cash Flow

			From inception of
			development stage on
	Year ended	Year ended	January 1, 2006 through
	December 31, 2007	December 31, 2006	December 31, 2007
CASH FLOW FROM OPERATING ACTIVITIES:
Net Loss	$(2,869,391)	$(1,372,623)	$(4,242,014)

Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation of fixed assets	22,313	-	22,313
Amortization of licenses and intangible assets	1,135,841	321,958	1,457,799
Common stock issued for services	118,320	414,000	532,320
Stock options issued for services	592,447	140,000	732,447
Loss on conversion of shareholder loan	40,000	-	40,000
Changes in operating assets and liabilities:
Accounts receivable	(12,000)	-	(12,000)
Prepaid expense paid with stock	247,688	77,500	325,188
Inventory	(28,400)	-	(28,400)
Deposits	(5,930)	-	(5,930)
Accounts payable	180,489	-	180,489
Payroll liabilities	45,163	-	45,163
Accrued interest	125,565	46,063	171,628
Accrued interest (rolled into notes payable)	94,917	47,458	142,375
Net cash used by operating activities	(312,978)	(325,644)	(638,622)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired from investment	-	310,000	310,000
Cash used to acquire equipment	(897,357)	-	(897,357)
Cash used to acquire intangible assets	(658,750)	-	(658,750)
Net cash provided by investing activities	(1,556,107)	310,000	(1,246,107)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds received from bank line of credit	40,908	-	40,908
Proceeds from capital lease	697,014	-	697,014
Principal payments on capital lease	(28,401)	-	(28,401)
Proceeds received from shareholder loan	50,000	30,000	80,000
Proceeds from cash sales of common shares	894,716	-	894,716
Proceeds from exercise of options and warrants	52,500	-	52,500
Proceeds from subscription shares payable	202,500	-	202,500
Net cash provided by financing activities	1,909,237	30,000	1,939,237
Net increase in cash and cash equivalents	40,152	14,356	54,508
Cash and cash equivalents, beginning of period	14,356	-	-

CASH AND CASH EQUIVALENTS, END OF PERIOD	$54,508	$14,356	$54,508

Supplemental disclosures of cash flow information:
Cash paid for interest	$18,502	$-	$18,502
Cash paid for income taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 1:                      NATURE OF ORGANIZATION

Nature of Organization

Advanced Medical Isotope Corporation (the “Company” or “AMIC”) was incorporated under the laws of Delaware on December 23, 1994 as Savage Mountain Sports Corporation (“SMSC”) for the purpose of acquiring or investing in businesses which were developing and marketing active sports products, equipment, and apparel. The Company has had limited activity since inception and was considered dormant from the period May 1, 2000 through December 31, 2005. On September 6, 2006, the Company changed its name to Advanced Medical Isotope Corporation. AMIC has an authorized capital of 100,000,000 shares of Common Stock, $.001 par value per share and 100,000 of Series A Preferred Stock, $.001 par value per share. The Company is considered a development stage company in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 7 for its operations beginning January 1, 2006. The company has had no significant revenues and planned principal operations have not yet commenced. The Company plans to wholesale medical isotopes as well as to develop, produce, and market medical isotopes.

Savage Mountain Sports Corporation mergers

In April 2000, Earth Sports Products, Inc (“ESP”), a corporation registered in Washington, merged with SMSC. ESP had an authorized capital of 100,000,000 shares of Common Stock, $.001 par value per share. As of the date of the merger, ESP had 3,377,206 shares of Common Stock issued and outstanding. As of the date of the merger, SMSC had 1,000 shares of Common Stock issued and outstanding, all of which were held by HHH Entertainment, Inc (“HHH”), a Nevada corporation.

In April 2000, HHH merged with SMSC. On the date of the merger, HHH had authorized capital stock of 100,000,000 shares of Common Stock, $.001 par value per share. As of the date of the merger, HHH had 23,237,045 shares of Common Stock issued and outstanding.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  As shown in the accompanying financial statements, the Company has suffered recurring losses and used significant cash in support of its operating activities. Historically, we have relied upon outside investor funds to maintain our operations and develop our business. We anticipate we will continue to require funding from investors for working capital as well as business expansion during this fiscal year and we can provide no assurance that additional investor funds will be available on terms acceptable to us. These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable time.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.  The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitability.  The Company plans to seek additional funding to maintain its operations through debt and equity financing and to improve operating performance through a focus on strategic products and increased efficiencies in business processes and improvements to the cost structure.  There is no assurance that the Company will be successful in its efforts to raise additional working capital or achieve profitable operations.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 2:                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivables are stated at the amount that management of the Company expects to collect from outstanding balances. Management provides for probable uncollectible amounts through an allowance for doubtful accounts. Additions to the allowance for doubtful accounts are based on management’s judgment, considering historical write-off’s, collections and current credit conditions. Balances which remain outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts and a credit to the applicable accounts receivable. Payments received subsequent to the time that an account is written off are considered bad debt recoveries. As of December 31, 2007, the Company has experienced no bad debt write offs from operations.

Related Party Note Receivable

The Company, in 2006, advanced funds on behalf of Mirari (a Washington corporation, and an affiliate under common control) for rent and administrative costs in the amount of $33,000. This balance was written off as bad debt in 2006. It is management’s intention to acquire all the assets and common stock of Mirari during the year 2008.

Inventory

Inventory is reported at the lower of cost or market, determined using the first-in, first-out basis, or net realizable value. All inventories consist of Finished Goods. The company had no Raw Materials or Work in Process.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 2:                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Fixed Assets

Fixed assets are carried at the lower of cost or net realizable value. Production equipment with a cost of $2,500 or greater and other fixed assets with a cost of $1,500 or greater are capitalized. Major betterments that extend the useful lives of assets are also capitalized. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations.

Depreciation is computed using the straight-line method over the following estimated useful lives:

Production equipment Office equipment Furniture and fixtures	3 to 7 years 2 to 5 years 2 to 5 years

Leasehold improvements and capital lease assets are amortized over the shorter of the life of the lease or the estimated life of the asset.

The Company has adopted the provisions of Statement of Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The provisions of SFAS No. 144 require that an impairment loss be recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on the estimated fair value of the asset if the asset is expected to be held and used.

Management of the Company periodically reviews the net carrying value of all of its equipment on an asset by asset basis. These reviews consider the net realizable value of each asset, as measured in accordance with the preceding paragraph, to determine whether impairment in value has occurred, and the need for any asset impairment write-down.

Although management has made its best estimate of the factors that affect the carrying value based on current conditions, it is reasonably possible that changes could occur which could adversely affect management’s estimate of net cash flows expected to be generated from its assets, and necessitate asset impairment write-downs.

Investments

The Company purchased from a nonrelated individual the interest in a related company, Mirari, for $28,500. This investment was written off in 2006. The Company intends to acquire all the assets and common stock of Mirari during the year 2008.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 2:                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

License Fees

License fees resulted from the acquisition of a patent license, for the production of Actinium 225, from a related individual for common stock valued, at the time of acquisition, at $75,000, and from the result of the acquisition of a patent license, for a Neutron Generator, from Neu-Hope Technologies for preferred stock valued, at the time of acquisition, at $3,040,000, discounted for 4.25% incremental borrowing rate to $2,897,625. License fees are stated at cost, less accumulated amortization. Amortization of license fees is computed using the straight-line method over the estimated economic useful life of the assets. The Company periodically reviews the carrying values of patents in accordance with SFAS No. 144 and any impairments are recognized when the expected future operating cash flows to be derived from such assets are less than their carrying value.

Amortization is computed using the straight-line method over the estimated useful live of three years. Amortization of license fees was $988,792 and $321,958 for the years ended December 31, 2007 and 2006, respectively. Based on the license fees recorded at December 31, 2007, and assuming no subsequent impairment of the underlying assets, the annual amortization expense for each year ending December 31 is expected to be as follows: $990,875 for 2008, $668,917 for 2009, and $2,083 for 2010.

Intangible Assets

Intangible assets resulted from the purchase, for cash, from Isonics Corporation, the rights to intellectual property related to the production of isotopes, customer lists, contracts and agreements with third party companies, and certain equipment. The Company allocated the purchase price to each of the assets based upon the Companies believe of the long term value of each of those assets and comparison to replacement cost, where that information was available. Intangible assets are stated at cost, less accumulated amortization. Amortization of intangible assets is computed using the straight-line method over the estimated economic useful life of the assets. The Company periodically reviews the carrying values of intangible assets in accordance with SFAS No. 144 and any impairments are recognized when the expected future operating cash flows to be derived from such assets are less than their carrying value.

Amortization is computed using the straight-line method over the following estimated useful lives:

Intellectual property Contracts and agreements Customer lists	3 years 3 years 2 years

Amortization of intangible assets was $147,049 and $.00 for the years ended December 31, 2007 and 2006, respectively. Based on the license fees recorded at December 31, 2007, and assuming no subsequent impairment of the underlying assets, the annual amortization expense for each year ending December 31 is expected to be as follows: $252,083 for 2008, $195,208 for 2009, and $64,410 for 2010.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 2:                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Revenue Recognition

The Company applies the provision of SEC Staff Accounting Board (“SAB”) No. 104, Revenue Recognition. SAB No. 104, which supersedes SAB No. 101, Revenue Recognition in Financial Statements, provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for the disclosure of revenue recognition policies. The Company recognized revenue related to product sales when (i) persuasive evidence of the arrangement exists, (ii) shipment has occurred, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

Revenue for the fiscal years ended December 31, 2007 and 2006 was derived solely from the sales of Oxygen 18, which is used in the production of medical isotopes. The Company recognizes revenue once an order has been received and shipped to the customer. Prepayments, if any, received from customers prior to the time products are shipped are recorded as deferred revenue. In these cases, when the related products are shipped, the amount recorded as deferred revenue is recognized as revenue. The Company does not accrue for sales returns and other allowances as it has not experienced any returns or other allowances.

Net Loss Per Share

The Company accounts for its income (loss) per common share according to SFAS No. 128, Earnings Per Share. Under the provisions of SFAS No. 128, primary and fully diluted earnings per share are replaced with basic and diluted earnings per share. Basic earnings/loss per share is computed by dividing income (loss) available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period, and does not include the impact of any potentially dilutive common stock equivalents. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

Securities that could be dilutive in the future as of December 31, 2007 and 2006 are as follows:

	2007	2006

Preferred stock	$4,700,358	$15,227,273
Common stock options	5,447,400	2,000,000

Total potential dilutive securities	$10,147,758	$17,227,273

Research and Development Costs

Research and developments costs, including salaries, research materials, administrative expenses and contractor fees, are charged to operations as incurred. The cost of equipment used in research and development activities which has alternative uses is capitalized as part of fixed assets and not treated as an expense in the period acquired. Depreciation of capitalized equipment used to perform research and development is classified as research and development expense in the year computed.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 2:                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred except for the cost of tradeshows which are deferred until the tradeshow occurs. There were no tradeshow expenses incurred and not expensed as of the years ended December 31, 2007 and 2006.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred and included in cost of product sales.

Legal Contingencies

In the ordinary course of business, the Company is involved in legal proceedings involving contractual and employment relationships, product liability claims, patent rights, and a variety of other matters. The Company records contingent liabilities resulting from asserted and unasserted claims against it, when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. The Company discloses contingent liabilities when there is a reasonable possibility that the ultimate loss will exceed the recorded liability. Estimated probable losses require analysis of multiple factors, in some cases including judgments about the potential actions of third-party claimants and courts. Therefore, actual losses in any future period are inherently uncertain. Currently, the Company does not believe any probable legal proceedings or claims will have a material impact on its financial position or results of operations. However, if actual or estimated probable future losses exceed the Company’s recorded liability for such claims, it would record additional charges as other expense during the period in which the actual loss or change in estimate occurred.

Income Taxes

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, Accounting for Income Taxes (FIN 48), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on de-recognition, measurement, classification, interest, and penalties, accounting in interim periods, disclosure and transition.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and Delaware.  The Company did not have any tax expense for the years ended December 31, 2007 and 2006.  The Company did not have any deferred tax liability or asset on its balance sheet on December 31, 2007 and 2006.

The Company adopted FIN 48 as of January 1, 2007, and the adoption did not have a material impact to the Company's consolidated financial statements and did not result in any unrecognized tax benefits. Interest costs and penalties related to income taxes, if any, will be classified as interest expense and general and administrative costs, respectively, in the Company's consolidated financial statements. For the years ended December 31, 2007 and 2006, the Company did not recognize any interest or penalty expense related to income taxes. The Company believes that it is not reasonably possible for the amounts of unrecognized tax benefits to significantly increase or decrease within the next 12 months.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 2:                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Fair Value of Financial Instruments

The carrying amounts of cash, receivables and accrued liabilities approximate fair value due to the short-term maturity of the instruments.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123 (Revised 2004), Share-Based Payment, which requires that compensation related to all stock-based awards, including stock options, be recognized in the financial statements based on their estimated grant-date fair value. The Company has estimated expected forfeitures, as required by SFAS No. 123R, and is recognizing compensation expense only for those awards expected to vest. All compensation is recognized by the time the award vests.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands the required disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. Management believes adoption of SFAS No. 157 will not have a material impact on the Company’s financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, or SAB No. 108.  SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. When the effect of initial adoption is material, companies will record the effect as a cumulative effect adjustment to beginning of year retained earnings and disclose the nature and amount of each individual error being corrected in the cumulative adjustment. The adoption of SAB No. 108 did not have a material impact on the Company’s financial statements.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), an amendment of FASB Statement No. 115. SFAS No. 159 addresses how companies should measure many financial instruments and certain other items at fair value. The objective is to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. Management is assessing the impact of the adoption of SFAS No. 159.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 3:                      FIXED ASSETS

Fixed assets consist of the following at December 31, 2007 and 2006:

	2007	2006
Production equipment	$191,250	$-
Construction in progress	706,107	-
	897,357	-
Less accumulated depreciation	(22,313)	-
	$875,044	$-

Construction in progress consists of progress payments made for equipment and facilities that was completed in May 2008. These payments were funded through the Capital Lease Obligations. All assets are pledged as collateral against the Capital Lease obligation.

Depreciation expense related to production equipment totaled $22,313 and $0 for 2007 and 2006, respectively. No depreciation has been computed on construction in progress as the equipment has not yet been placed in service as of December 31, 2007.

NOTE 4:                      INTANGIBLE ASSETS

Intangible assets consist of the following at December 31, 2007 and 2006:

	2007	2006
Intellectual property	$250,750	$-
Contracts and agreements	213,000
Customer lists	195,000	-
	658,750	-
	(147,049)	-
	$511,701	$-

NOTE 5:                      RELATED PARTY TRANSACTIONS

Indebtedness from related parties

In 2006, the company purchased a note receivable of $28,500, from a non-related individual, due from Mirari, Inc (“Mirari”), a Washington corporation, and an affiliate under common control. This amount was written off as an investment loss in 2006. Additionally, during the year 2006, AMIC advanced funds on behalf of Mirari for rent and administrative costs in the amount of $33,000. This amount was written off as bad debt in 2006. It is management’s intention to acquire all the assets and common stock of Mirari during the year 2008.

In November 2006 the Company received $30,000 from a shareholder and officer in the form of a loan and in April 2007 received another $50,000 from the same shareholder. In June 2007 the Company extinguished the $80,000 debt through the issuance of 160,000 shares of the Company’s common stock. The fair market value at the time was $.75, resulting in a $40,000 loss from extinguishment of debt.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 5:                      RELATED PARTY TRANSACTIONS - continued

Rent and other administrative expenses

The Company began renting office space located in Kennewick, Washington from Apogee Biometrics, Inc. (“ABI”), an affiliate under common control, in January 2006.  Commencing January 1, 2006, the parties verbally agreed that the Company would make monthly rent payments of $3,500 on a month-to-month basis.  In addition, the Company pays 36% of certain administrative expenses utilized by both parties.  During the years ended December 31, 2007 and 2006 the Company incurred rent and administrative expenses to ABI totaling $15,147 and $59,500 respectively.  The Company made payments to ABI totaling $15,147 and $59,500 during the years ended December 31, 2007 and 2006 respectively.

The Company terminated the rental agreement with ABI and began renting office and warehouse space effective August 1, 2007, located in Kennewick, Washington from a shareholder holding less that 5% of the total shares outstanding. The lease agreement calls for monthly rental payments starting at $3,500, increasing every August 1st until they become $4,761.71 as of August 1, 2011. During the year ended December 31, 2007 the Company incurred rent expenses for this facility totaling $17,500. In addition, the lease agreement calls for the issuance of $187,500 in common stock valued at $.40 per share for a total of 416,667 shares. The company recognized the issuance of all 416,667 shares in 2007 and will amortize the $187,500 value of that stock over the sixty month term of the lease. For the year ended December 31, 2007 the Company amortized $15,625 of this stock issuance and recognized it as rent expense.

Future minimum rental payments required under the Company’s current rental agreement in excess of one year as of December 31, 2007, are as follows:

Year ended December 31, 2008	$43,400
Year ended December 31, 2009	46,872
Year ended December 31, 2010	50,622
Year ended December 31, 2011	54,671
Year ended December 31, 2012	33,332

Total	$228,897

NOTE 6:                      BUSINESS COMBINATION

On June 13, 2007, the Company acquired the assets of the life sciences business segment of Isonics Corporation (Isonics); a California corporation. Isonics is a non-related business of the Company and neither company owns stock in the other. The Company acquired the assets in exchange for $850,000 cash payment for the purpose of establishing itself in a turnkey distribution business of medical isotopes. The assets acquired consist of intellectual property, agreements with third party companies for purchase and marketing of isotopes, customer lists, and equipment located in Buffalo, New York. None of the acquired assets hold any ongoing liabilities or contractual obligations that would result in additional cash transactions required by the Company.

Intellectual property, agreements with third parties and customer lists are stated at the Companies estimation of fair market value at the time of acquisition, less accumulated amortization. Amortization of these items is computed using the straight-line method over the estimated economic useful life of the assets ranging from 2-3 years. The Company periodically reviews the carrying values of patents in accordance with SFAS No. 144 and any impairment’s are recognized when the expected future operating cash flows to be derived from such assets are less than their carrying value.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 6:                      BUSINESS COMBINATION - continued

Amortization of these items was $147,049 and $.00 for the years ended December 31, 2007 and 2006, respectively. Based on the value of these items recorded at December 31, 2007, and assuming no subsequent impairment of the underlying assets, the annual amortization expense for each year ending December 31 is expected to be as follows: $252,083 for 2008, $195,208 for 2009, and $64,410 for 2010.

Depreciation of the equipment was $22,313 and $.00 for the years ended December 31, 2007 and 2006, respectively. Based on the value of these items recorded at December 31, 2007, and assuming no subsequent impairment of the underlying assets, the annual amortization expense for each year ending December 31 is expected to be as follows: $38,250 for 2008, $38,250 for 2009, $38,250 for 2010, $38,250 for 2011, and $15,938 for 2012.

The assets acquired by the Company were recorded at the estimated fair market value as of the date of acquisition, or $850,000, as follows:

Intellectual property related to the production of Indium-111 as focused
on the chemical separation of Indium from a Cadmium-112 target	$70,750
Consulting expense incurred by Isonics for training of Indium-111 production	150,000
License fees paid by Isonics for Indium-111 production	30,000
Customer list associated with the Indium-111 production	65,000
Total purchase price allocated to Indium-111 production		315,750

Contract with Kurchatov Institute dated July 14, 2004 for the purchase
Of Actinium-225	71,000
Contract with Institute for Physics and Power Engineering for the
Purchase of Actinium-225	71,000
Customer list associated with the purchases of Actinium-225	65,000
Total purchase price allocated to Actinium-225 purchases		207,000

Service Agreement with Global Scientific Technologies and Center of
Molecular Research in connection with the production, marketing,
and sale of Oxygen-18	71,000
Customer list associated with the sale of Oxygen-18	65,000
Total purchase price allocated to Oxygen-18 production
and marketing		136,000

Equipment located at Central Radiopharmaceutical Services, Buffalo, New York		191,250
		$850,000

The results of operations from this Business Combination are as follows:

December 31,
	2007	2006
Revenues	$130,055	$-
Cost of goods sold	55,841	-
Gross profit	74,214	-
Operating expenses	-	-
General and administrative expenses	169,361	-
Net loss	$(95,147)	$-

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 7:                      LICENSE FEE ACQUISITION

On September 27, 2006, the Company acquired the assets of Neu-Hope Technologies, Inc (“NHTI”), a Florida corporation from UTEK Corporation (“UTEK”), a Delaware corporation. UTEK is a shareholder of less than 5% of the Company’s issued and outstanding common stock. The Company acquired NHTI’s assets from UTEK in exchange for 100,000 shares of the Company’s Series A preferred stock. At any time after September 27, 2007, these Series A preferred stock shares can be converted to unrestricted common stock in the amount of $3,350,000. The number of shares shall be calculated based on the previous 10 day average closing price on the day of conversion. The Company conducted the acquisition in order to obtain NHTI’s cash, rights, and customer relationships. The assets acquired by the Company were recorded at the value which the preferred stock can be converted into common stock, $3,350,000, as follows:

As of
September 27, 2006
Cash	$310,000
License fee	3,040,000
Net assets acquired	$3,350,000

In December 2007, 5,000 shares of the Company’s Series A preferred stock were converted to 299,642 shares of common stock at $.559 per share

On August 30, 2006, NHTI entered into a Non-Exclusive License Agreement with the Regents of the University of California. NHTI paid a non-refundable License Issue Fee in the amount of $25,000. The license fee is non-refundable unless the Company’s commercialization plan is deemed unacceptable by the University. If the plan is deemed unacceptable, the license agreement will terminate and may be converted to a non-exclusive license. To date, no commercialization plan has been deemed acceptable or unacceptable.

In consideration for the license, the Company agreed to the following payments:

•	$25,000 License Issue Fee, described above;
•	$25,000 upon submission by University of California to U.S. Federal Drug Administration (or comparable agency) of either notification of or request for approval of (as applicable), a Licensed Product;
•
$100,000 upon satisfaction of necessary requirements (e.g., notification or receipt of approval, as applicable) by Federal Drug Administration (or comparable agency) for commercial sale of a Licensed Product;

•	Royalties equal to the greater of three percent of the Selling Price of each Licensed Product Licensee sells or the maintenance fee according to the following schedule:

2006	$0
2007	$0
2008	$10,000
2009	$15,000
2010	$15,000
2011	$45,000
2012 and each year thereafter	$60,000

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 8:                      PREPAID EXPENSES PAID WITH STOCK

The Company has issued stock with companies for various service agreements extending beyond December 31, 2007; however all of which are expected to expire sometime within the next twelve months. Additionally, the Company issued stock for prepaid rent which will expire annually through July 2013 at the rate of $37,500 per year. Prepaid Expenses are expected to mature as follows:

2008	$266,348
2009	37,500
2010	37,500
2011	37,500
2012	21,875
$400,813

NOTE 9:                      BANK LINE OF CREDIT

The Company has a $200,000 revolving line of credit with Washington Trust Bank that expires in September 2008. The Company had $40,908 in borrowings under the line of credit as of December 31, 2007.

All equipment and accounts receivables are collateral for the line of credit. Additionally, the line of credit was personally guaranteed by two of the major shareholders.

NOTE 10:                    CAPITAL LEASE OBLIGATIONS

During September 2007, the Company obtained two Master Lease Agreements for $1,875,000 and $631,000, secured by equipment and personal guarantee of two of the major shareholders. These long-term agreement shall be deemed Capital Lease Obligations for purposes of financial statement reporting. The purpose of the lease is to acquire a Pulsar 10.5 PET Isotope Production System for a contracted amount of $1,875,000 plus ancillary equipment and facility for $631,000. Advances made by the Lessor for the benefit of the Company, less payments, total $668,613 as of December 31, 2007:

2007
Capital lease obligation (a)	$707,562
Capital lease obligation (b)	153,661
Total future minimum lease payments	861,223
Less amounts representing interest	(192,610)
Present value of net minimum
lease payments	668,613
Less amounts due within one year	86,983
Amounts due after one year	$581,630

(a)
This represents the amount of advances, less payments made, received from the $1,875,000 lease agreement for the purchase of equipment. The lease agreement requires, when the total $1,875,000 funds are drawn, monthly payments of $29,481.88 through September 2014. Interest on the lease agreement accrues at 8.3% annually.

(b)
This represents the amount of advances, less payments made, received from the $631,000 lease agreement for the purchase of equipment. The lease agreement requires, when the total $631,000 funds are drawn, monthly payments of $12,871.90 through September 2012. Interest on the lease agreement accrues at 8.3% annually.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 10:                    CAPITAL LEASE OBLIGATIONS - continued

Principal maturities on the amount of the notes payable advanced through December 31, 2007 are due as follows:

Year ended December 31,
2008	$86,984
2009	94,461
2010	102,581
2011	111,399
2012	111,212
Thereafter	161,976
$668,613

The amount of advances in 2007 made from the capital lease consists of progress payments made for equipment and facilities that was completed in May 2008, totaling $706,010. No depreciation was computed on construction in progress as the equipment had not been placed in service as of December 31, 2008.

NOTE 11:                    INCOME TAXES

Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not’ standard imposed by SFAS No. 109 to allow recognition of such an asset.

The amount of deferred income tax benefit is impacted by the difference between the estimated Federal and State statutory income tax rates used to estimate deferred tax assets and liabilities and actual rates utilized when determining income taxes due or the application of net operating losses which are impacted by lower rates for taxable income less than $100,000 along with differences in state tax rates. In addition, other estimates utilized in determining deferred income tax benefit resulting from anticipated timing differences may differ from amounts initially determined when the timing differences are realized.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consist of the following components as of December 31, 2007 and 2006:

	2007	2006
Deferred tax assets:
NOL carryover	$1,395,015	$822,575
Deferred tax liabilities:
Depreciation	(383,664)	(69,060)
Valuation allowance	(1,011,350)	(753,515)
Net deferred tax asset	$-	$-

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 11:                    INCOME TAXES - continued

The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income from continuing operations for the years ended December 31, 2007 and 2006 due to the following:

	2007	2006
Book income	$(1,119,062)	$(535,323)
Depreciation	314,604	69,060
Meals and entertainment	964	587
Stock for services	231,054	75,660
Valuation allowance	572,440	390,016
	$-	$-

At December 31, 2007, The Company had net operating loss carryovers of approximately $3,500,000 that may be offset against future taxable income from the year 2007 through 2027. No tax benefit has been reported in the year December 31, 2007 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryovers for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryovers mat be limited as to use in future years.

In July 2006, the FASB issued Interpretation No. 48, ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES – AN INTERPRETATION OF FASB STATEMENT NO. 109” (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company is subject to the provisions of FIN 48 as of January 1, 2007, and has analyzed filing positions in all of the Federal and state jurisdictions where it is required to file income tax returns. The Company has not filed its Federal income tax return since 1998, however the Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material impact on the Company’s financial condition, results of operations, cash flows or net operating loss carry-forwards. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. In addition, the Company did not record a cumulative effect adjustment related to the adoption of FIN 48. The Company is subject to audit by the IRS and various states for the prior 3 years.

The Company’s policy for recording interest and penalties associated with taxes is to recognize at as a component of income tax expense.

NOTE 12:                    STOCKHOLDERS’ EQUITY

Common stock sale

On October 13, 2006, the Company issued 150,000 shares of its $.001 par value common stock to shareholders for common stock subscriptions received in 1999.

In April 2007 the Company issued 112,277 shares for cash of $79,717 at $.71 per share.

 In June 2007 the Company issued 2,125,000 shares for cash of $850,000 at $.40 per share.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 12:                    STOCKHOLDERS’ EQUITY - continued

Preferred stock

On September 27, 2006, the Company acquired the assets of Neu-Hope Technologies, Inc (“NHTI”), a Florida corporation from UTEK Corporation (“UTEK”), a Delaware corporation. UTEK is a shareholder of less than 5% of the Company’s issued and outstanding common stock. The Company acquired NHTI’s assets from UTEK in exchange for 100,000 shares of the Company’s Series A preferred stock. At any time after September 27, 2007, these Series A preferred stock shares can be converted to unrestricted common stock in the amount of $3,350,000. The number of shares shall be calculated based on the previous 10 day average closing price on the day of conversion.  Additionally, during the initial twelve months period in which UTEK is holding said preferred stock, interest shall accrue at the annual rate of five percent, compounded quarterly, payable in cash or in common shares of the Company. The Company conducted the acquisition in order to obtain NHTI’s cash, rights, and customer relationships. The details of this transaction can be found in Footnote 7.

In December 2007, 5,000 shares of the Company’s Series A preferred stock were converted to 299,642 shares of common stock at $.559 per share

Common stock

During May 2006, the Company issued 600,000 shares of its common stock in exchange for business consulting services.  The value of the transaction totaled $120,000 based on the quoted market price of stock on the transaction date, or $.20 per share.  Stock-based compensation expense of $50,000 and $70,000 has been recognized in the accompanying financial statements for the years ended December 31, 2007 and 2006.  The remaining $0 and $50,000 is reported as a reduction of equity in the accompanying financial statements for the years ended December 31, 2007 and 2006.

During October 2006, the Company issued 250,000 shares of its common stock in exchange for business consulting services.  The value of the transaction totaled $45,000 based on the quoted market price of stock on the transaction date, or $.18 per share.  Stock-based compensation expense of $22,500 and $7,500 has been recognized in the accompanying financial statements for the years ended December 31, 2007 and 2006.  The remaining $15,000 and $37,500 is reported as a reduction of equity in the accompanying financial statements as of December 31, 2007, and 2006.

During September 2006, the Company issued 1,500,000 shares of its common stock as bonus compensation to the CEO. The transaction was recorded based on the quoted market price of stock on the transaction date, or $.18 per share.  Stock-based compensation expense of $270,000 has been recognized in the accompanying financial statements for the year ended December 31, 2006.

During September 2006, the Company issued 500,000 shares of its common stock as bonus compensation to the Chief Science Officer. The transaction was recorded based on the quoted market price of stock on the transaction date, or $.18 per share.  Stock-based compensation expense of $90,000 has been recognized in the accompanying financial statements for the year ended December 31, 2006.

During September 2006, the Company issued 300,000 shares of its common stock in exchange for legal services performed for HHHE, a predecessor to AMIC. The transaction was recorded based on the quoted market price of stock on the transaction date, or $.18 per share.  Stock-based compensation expense of $54,000 has been recognized in the accompanying financial statements for the year ended December 31, 2006.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 12:                    STOCKHOLDERS’ EQUITY - continued

During February 2007, the Company issued 250,000 shares of its common stock in exchange for a patent license. The transaction was recorded based on the quoted market price of stock on the transaction date, or $.30 per share. A long term asset valued at $75,000 has been recognized in the accompanying financial statements for the year ended December 31, 2007.

During March 2007, the Company issued 250,000 shares of its common stock in exchange for business consulting services. The value of the transaction totaled $217,500 based on the quoted market price of stock on the transaction date, or $.87 per share.  Stock-based compensation expense of $81,562.50 has been recognized in the accompanying financial statements for the year ended December 31, 2007. The remaining $135,937.50 is reported as a reduction of equity in the accompanying financial statements.

During June 2007, the Company issued 160,000 shares of its common stock in exchange for debt. The value if the transaction totaled $120,000 based on the quoted market price of stock on the transaction date, or $.75 per share. Loss on extinguishment of debt of $40,000 has been recognized in the accompanying financial statements for the year ended December 31, 2007.

During August 2007, the Company issued 416,667 shares of its common stock in exchange for rent. The value of the transaction totaled $187,500 based on the quoted market price of stock on the transaction date, or $.45 per share.  Stock-based rent expense of $15,625 has been recognized in the accompanying financial statements for the year ended December 31, 2007. The remaining $171,875 is reported as a reduction of equity in the accompanying financial statements.

During September 2007, the Company issued 100,000 shares of its common stock in exchange for business consulting services. The value of the transaction totaled $82,000 based on the quoted market price of stock on the transaction date, or $.82 per share.  Stock-based compensation expense of $41,000 has been recognized in the accompanying financial statements for the year ended December 31, 2007. The remaining $41,000 is reported as a reduction of equity in the accompanying financial statements.

During November 2007, the Company issued 100,000 shares of its common stock in exchange for business consulting services. The value of the transaction totaled $74,000 based on the quoted market price of stock on the transaction date, or $.74 per share.  Stock-based compensation expense of $26,000 has been recognized in the accompanying financial statements for the year ended December 31, 2007. The remaining $48,000 is reported as a reduction of equity in the accompanying financial statements.

During November 2007, the Company issued 17,000 shares of its common stock in exchange for business consulting services. The value of the transaction totaled $12,563 based on the quoted market price of stock on the transaction date, or $.74 per share.  Stock-based compensation expense of $12,563 has been recognized in the accompanying financial statements for the year ended December 31, 2007.

During November 2007, the Company issued 15,000 shares of its common stock in exchange for business consulting services. The value of the transaction totaled $11,250 based on the quoted market price of stock on the transaction date, or $.75 per share.  Stock-based compensation expense of $11,250 has been recognized in the accompanying financial statements for the year ended December 31, 2007.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 12:                    STOCKHOLDERS’ EQUITY - continued

During December 2007, the Company issued 25,000 shares of its common stock in exchange for business consulting services. The value of the transaction totaled $18,725 based on the quoted market price of stock on the transaction date, or $.75 per share.  Stock-based compensation expense of $18,725 has been recognized in the accompanying financial statements for the year ended December 31, 2007.

During December 2007, the Company issued 7,000 shares of its common stock to two employees as a bonus. The value of the transaction totaled $5,733 based on the quoted market price of stock on the transaction date, or $.82 per share.  Stock-based compensation expense of $5,733 has been recognized in the accompanying financial statements for the year ended December 31, 2007.

During December 2007, the Company issued 1,000,000 shares of its common stock to its CEO for consideration of past services based upon a previously determined value of $.07 per share. The value of the transaction totaled $70,000 based on the quoted market price of stock on the transaction date, or $.07 per share.  Stock-based compensation expense of $70,000 has been recognized in the accompanying financial statements for the year ended December 31, 2007.

Common stock options

Options granted to non-employees, accounted for under the fair value method

During September 2006, the Company granted a consultant options to purchase an aggregate of 250,000 shares of the Company’s common stock at an exercise price of $.15 per share.  The options are fully vested and expire September 1, 2008. The quoted market price of the common stock at the time of issuance of the options was $.07 per share.  The Company valued the options in accordance with SFAS 123(R).  The fair value of the options totaled $17,500, and was recorded as stock-based compensation in the accompanying financial statements for the year ended December 31, 2006.

The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	4.77%
Dividend yield	0.00%
Volatility factor	404.0%
Weighted average expected life	2 years

During September 2006, the Company granted three board members options to purchase an aggregate of 250,000 shares each of the Company’s common stock and granted the CEO options to purchase 1,000,000 shares of the Company’s common stock, all at an exercise price of $.07 per share.  The options are fully vested and expire September 1, 2009. The quoted market price of the common stock at the time of issuance of the options was $.07 per share.  The Company valued the options in accordance with SFAS 123(R).  The fair value of the options totaled $17,500 for each of the board members and $70,000 for the CEO, for an aggregate of $122,500, and was recorded as stock-based compensation in the accompanying financial statements for the year ended December 31, 2006.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 12:                    STOCKHOLDERS’ EQUITY - continued

The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	4.69%
Dividend yield	0.00%
Volatility factor	325.0%
Weighted average expected life	3 years

During January 2007, the Company granted three board members options to purchase an aggregate of 250,000 shares each of the Company’s common stock at an exercise price of $.29 per share.  The options are fully vested and expire January 23, 2010. The quoted market price of the common stock at the time of issuance of the options was $.27 per share.  The Company valued the options in accordance with SFAS 123(R).  The fair value of the options totaled $72,500 for each of the board members, for an aggregate of $217,500, and was recorded as stock-based compensation in the accompanying financial statements for the year ended December 31, 2007.

The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	4.79%
Dividend yield	0.00%
Volatility factor	329.1%
Weighted average expected life	3 years

During April 2007, the Company granted a consultant options to purchase an aggregate of 100,000 shares of the Company’s common stock at an exercise price of $.50 per share.  The options are fully vested and expire April 2010. The quoted market price of the common stock at the time of issuance of the options was $.85 per share.  The Company valued the options in accordance with SFAS 123(R).  The fair value of the options totaled $50,000, and was recorded as stock-based compensation in the accompanying financial statements for the year ended December 31, 2007.

The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	4.60%
Dividend yield	0.00%
Volatility factor	329.1%
Weighted average expected life	3 years

During May 2007, the Company granted its Chief Financial Officer options to purchase an aggregate of 1,500,000 shares of the Company’s common stock at an exercise price of $.50 per share.  The options vest at 500,000 shares May 2008, 500,000 shares May 2009, and 500,000 shares May 2010 and expire May 2012. The quoted market price of the common stock at the time of issuance of the options was $.70 per share.  The Company valued the options in accordance with SFAS 123(R).  The fair value of the options totaled $750,000, and was recorded as stock-based compensation in the accompanying financial statements for the year ended December 31, 2007 on a pro-rata bases of the months worked compared to the total of the vesting schedule.

The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	4.67%
Dividend yield	0.00%
Volatility factor	257.3%
Weighted average expected life	5 years

During December 2007, the Company granted a consultant options to purchase 122,400 shares of the Company’s common stock, at an exercise price of $.17 per share.  The options are fully vested and expire December 31, 2012. The quoted market price of the common stock at the time of issuance of the options was $.72 per share.  The Company valued the options in accordance with SFAS 123(R).  The fair value of the options totaled $87,975 and was recorded as stock-based compensation in the accompanying financial statements for the year ended December 31, 2007.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 12:                    STOCKHOLDERS’ EQUITY - continued

The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	3.49%
Dividend yield	0.00%
Volatility factor	257.3%
Weighted average expected life	5 years

The following schedule summarizes the changes in the Company’s stock option plan:

			Weighted		Weighted
	Options Outstanding		Average		Average
	Number	Exercise	Remaining	Aggregate	Exercise
	Of	Price	Contractual	Intrinsic	Price
	Shares	Per Share	Life	Value	Per Share

Balance at December 31, 2005	-	$-	-	$-	$-
Options granted	2,000,000	0.07-0.15	2.52 years	0	0.08
Balance at December 31, 2006	2,000,000	0.07-0.15	2.52 years	0	0.08
Options granted	4,947,400	0.17-1.05	1.99 years	402,320	0.56
Options exercised	(1,750,000)	0.07	2.6 years	0	0.07
Options expired	-	-	-	-	-
Balance at December 31, 2007	5,197,400	$0.15-1.05	2.03 years	$402,300	$0.56
Exercisable at December 31, 2006	2,000,000	$0.07-0.15	2.52 years	$0	$0.08
Exercisable at December 31, 2007	5,197,400	$0.15-1.05	2.03 years	$402,300	$0.56

NOTE 13:                    CONCENTRATIONS OF CREDIT AND OTHER RISKS

Accounts Receivable

The Company’s accounts receivable result from credit sales to customers. The Company had three customers whose sales were greater than 10% for the year ended December 31, 2007. These customers represented 57.9% of the Company’s total revenues for the year ended December 31, 2007. Those same customers accounted for 71.6% of the Company’s net accounts receivable balance at December 31, 2007.

Sales to the Company’s largest customer totaled 24.9% of total revenues in 2007.

The loss of any of these significant customers would have a temporary adverse effect on the Company’s revenues, which would continue until the Company located new customers to replace them

The Company routinely assesses the financial strength of its customers and provides an allowance for doubtful accounts as necessary.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 13:                    CONCENTRATIONS OF CREDIT AND OTHER RISKS - continued

Inventories

The sole product sold by the Company is purchased from one supplier. The failure of this supplier to meet its commitment on schedule could have a material adverse effect on the Company’s business, operating results and financial condition. If the sole-source supplier were to go out of business or otherwise become unable to meet its supply commitments, the process of locating and qualifying alternate sources could require up to several months, during which time the Company’s sales could be delayed. Such delays could have a material adverse effect on the Company’s business, operating results and financial condition.

NOTE 14:                    SUPPLEMENTAL CASH FLOW INFORMATION

During the year ended December 31, 2007, the Company had the following non-cash investing and financing activities:

•	Increased prepaid expense paid with stock by $561,000, increased common stock by $867, and increased paid in capital by $560,133.

•	Increased patent license fee by $75,000, increased common stock by $250, and increased paid in capital by $74,750.

•	Increased common stock by $160, increased paid in capital by $119,840, decreased note payable – related party by $80,000, and increased loss on debt extinguishment by $40,000.

•	Increased common stock by $300, increased paid in capital by $167,200, decreased preferred stock redeemable as common by $167,495, and decreased convertible preferred stock by $5.

During the year ended December 31, 2006, the Company had the following non-cash investing and financing activities:

•	Increased prepaid consulting by $165,000, increased common stock by $850, and increased paid in capital by $164,150.

•	Increased preferred stock redeemable as common by $3,207,525, increased convertible preferred stock by $100, and increased license fees by $2,897,625.

•	Increased common stock subscription payable and paid in capital by $30,000.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the years ended December 31, 2007 and 2006

NOTE 15:                    SUBSEQUENT EVENTS

During January 2008, the Company entered into a $10,000 per month, one year consulting agreement, terminating December 31, 2008, with option to renew for two additional years. In addition the Company provided 100,000 options at the option price of $.71 each. These options have a ten year life. This agreement provides the Company expertise on a broad range of corporate finance, capital structure and related financing issues.

During February 2008, the Company entered into a five year agreement with a radiopharmaceutical laboratory for use of their Cyclotron for Irradiation Services and Joint Product Development. The Company is to compensate the laboratory a minimum monthly fee of $4,800 for a minimum block of beam time for the Cyclotron plus certain consulting or technical services in the design or performance enhancement of irradiation processes, and target design and loading.

During March 2008, the Company entered into a $13,500 per month, one year consulting agreement, terminating February 28, 2009. In addition the Company provided 300,000 shares of the Company’s common stock. This agreement provides the Company overall management of the corporate communications program and introductions to open-market and private placement buyers.

During April 2008, the Company entered into a 90 day agreement to provide financial public relations in exchange for 20,000 shares of the Company’s common stock.

During May 2008, the Company entered into an eight month Research Agreement with a University whereas the University will provide certain research for a fee of $45,150.

Between February and May 2008, the Company entered into four consulting agreements, whereas the consultant would be paid an hourly rate that would be broken down into cash and stock. The cash portion of the agreements range from $15 to $42.50 per hour; and the stock portion of the agreements range from $35 to $50 per hour. All of these agreements are for assistance in writing policies and procedures regarding compliance with regulatory agencies. These four agreements expire on December 31, 2008.

During June 2008, the Company entered into a twelve month option agreement with a University to evaluate a patent owned by the University for commercialization of that patent.  The option agreement calls for a $1,000 non-refundable fee to be paid with-in thirty days of the signing of the agreement. In conjunction with this option agreement, the Company also entered into a contract with the University to perform research for a system to generate radioisotopes via proprietary processes. The cost for this research contract is not to exceed $75,000.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Balance Sheets

ASSETS
	June 30,
	2008	December 31,
	(unaudited)	2007

Current Assets:
Cash and cash equivalents	$22,997	$54,508
Accounts receivable	17,940	12,000
Prepaid expenses	8,471	-
Prepaid expenses paid with stock, current portion	155,925	239,250
Inventory	8,388	28,400
Total current assets	213,721	334,158

Fixed assets, net of accumulated depreciation	2,370,856	875,044

Other assets:
License fees, net of amortization	1,166,437	1,661,875
Intangible assets, net of amortization	385,660	511,701
Prepaid expenses paid with stock, long-term portion	115,625	161,563
Deposits	6,574	5,928
Total other assets	1,674,296	2,341,067
Total assets	$4,258,873	$3,550,269

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$423,517	$180,488
Accrued interest payable	171,628	171,628
Payroll liabilities payable	373	45,163
Preferred stock redeemable as common	3,182,405	3,182,405
Line of credit	199,908	40,908
Current portion of capital lease obligations	295,920	86,983
Total current liabilities	4,273,751	3,707,575

Long term liabilities:
Capital lease obligations, net of current portion	1,707,420	581,630
Total liabilities	5,981,171	4,289,205

Shareholders’ Equity (Deficit):
Preferred stock, $.001 par value; 100,000 authorized;
95,000 and 95,000 shares issued and outstanding, respectively	95	95
Common stock, $.001 par value; 100,000,000 shares authorized;
35,081,222 and 31,664,631 shares issued and outstanding,
respectively	35,081	31,665
Common stock subscriptions receivable	-	202,500
Paid in capital	8,065,365	6,152,861
Accumulated deficit prior to the development stage	(2,884,043)	(2,884,043)
Deficit accumulated during the development stage	(6,938,796)	(4,242,014)

Total shareholders’ equity (deficit)	(1,722,298)	(738,936)
Total liabilities and shareholders’ equity (deficit)	$4,258,873	$3,550,269

The accompanying notes are an integral part of these financial statements.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Statements of Operations
(unaudited)

					From inception of
					development stage
	Three months ended		Six months ended		on January 1, 2006
	June 30,		June 30,		through June 30,
	2008	2007	2008	2007	2008

Revenues	$51,086	$-	$83,421	$-	$213,476
Cost of goods sold	58,103	-	75,640	-	131,481
Gross profit (deficit)	(7,017)	-	7,781	-	81,995

Operating expenses
Sales and marketing expenses	23,828	-	31,526	-	43,911
Start up costs	-	-	-	-	62,510
Depreciation and amortization	320,596	271,915	640,898	517,551	2,098,697
Professional fees	516,936	117,412	739,150	154,211	1,944,487
Stock options granted	576,339	128,353	753,140	329,999	1,485,587
Payroll expenses	127,660	69,984	268,584	69,984	466,141
General and administrative
expenses	108,843	25,196	215,596	32,415	433,784
Total operating expenses	1,674,202	612,860	2,648,894	1,104,160	6,535,117
Operating loss	(1,681,219)	(612,860)	(2,641,113)	(1,104,160)	(6,453,122)

Non-operating income (expense):
Interest expense	(39,593)	(79,000)	(55,669)	(152,799)	(388,174)
Investment loss	-	-	-	-	(28,500)
Loss on conversion of shareholder
Loan	-	(40,000)	-	(40,000)	(69,000)
Non-operating income
(expense), net	(39,593)	(119,000)	(55,669)	(192,799)	(485,674)

Loss before Income Taxes	(1,720,812)	(731,860)	(2,696,782)	(1,296,959)	(6,938,796)

Income Tax Provision	-	-	-	-	-

Net loss	$(1,720,812)	$(731,860)	$(2,696,782)	$(1,296,959)	$(6,938,796)

Loss per common share	$(0.05)	$(0.03)	$(0.08)	$(0.05)

Weighted average common shares
Outstanding	34,970,548	27,872,359	33,875,632	27,303,694

The accompanying notes are an integral part of these financial statements.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Statement of Changes in Shareholders’ Equity (Deficit) (unaudited)

								Deficit
	Series A Preferred							Accumulated
	Stock		Common Stock		Paid in	Subscriptions	Accumulated	during
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Stage	Total

Balances at December 31,
2007	95,000	$95	31,664,631	$31,665	$6,152,861	$202,500	$(2,884,043)	$(4,242,014)	$(738,936)

Common stock issued for:
Cash January 2008 ($.40
per share)	-	-	137,500	137	54,863	-	-	-	55,000
Options exercised 2008
($.29 per share)	-	-	250,000	250	72,250	-	-	-	72,500
Cash February 2008
($.40 per share)	-	-	950,000	950	379,050	-	-	-	380,000
Services March 2008
($.78 per share)	-	-	299,642	299	233,421	-	-	-	233,720
Cash March 2008
($.40 per share)	-	-	550,700	551	219,729	-	-	-	220,280
Services April 2008
($.75 per share)	-	-	162,678	163	232,337	-	-	-	232,500
Issuance of shares February,
2008 for cash received
in 2007	-	-	825,893	826	184,862	(185,688)	-	-	-
Stock offering costs March,
2008	-	-	-	-	(233,720)	-	-	-	(233,720)
Issuance of shares April,
2008 for cash received
in 2007	-	-	240,178	240	16,572	(16,812)	-	-	-
Granting of stock options
June 2008	-	-	-	-	753,140	-	-	-	753,140
Net loss	-	-	-	-	-	-	-	(2,696,782)	(2,696,782)
Balances at June 30, 2008	95,000	$95	35,081,222	$35,081	$8,065,365	$-	$(2,884,043)	$(6,938,796)	$(1,722,298)

The accompanying notes are an integral part of these financial statements.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Statements of Cash Flow
(unaudited)

			From inception of
			development stage on
	Six months ended	Six months ended	January 1, 2006 through
	June 30, 2008	June 30, 2007	June 30, 2008
CASH FLOW FROM OPERATING ACTIVITIES:
Net Loss	$(2,696,782)	$(1,296,959)	$(6,938,796)

Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation of fixed assets	19,419	3,188	41,732
Amortization of licenses and intangible assets	621,479	514,362	2,079,278
Common stock issued for services	221,700	-	754,020
Stock options issued for services	753,140	329,999	1,485,587
Loss on conversion of shareholder loan	-	40,000	40,000
Changes in operating assets and liabilities:
Accounts receivable	(5,940)	-	(17,940)
Prepaid expense paid with stock	129,263	-	454,451
Inventory	20,012	-	(8,388)
Prepaid expenses	(8,471)	88,438	(8,471)
Deposits	(645)	-	(6,575)
Accounts payable	138,504	81,724	318,993
Payroll liabilities	(44,790)	50,000	373
Other payables	115,325	-	115,325
Accrued interest	-	152,799	314,003
Net cash used by operating activities	(737,786)	(36,449)	(1,376,408)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired from investment	-	-	310,000
Cash used to acquire equipment	(1,515,232)	(316,250)	(2,412,589)
Cash used to acquire intangible assets	-	(658,750)	(658,750)
Net cash used in investing activities	(1,515,232)	(975,000)	(2,761,339)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds received from bank line of credit	179,000	-	219,908
Payments on line of credit	(20,000)	-	(20,000)
Proceeds from capital lease	1,473,305	-	2,170,319
Principal payments on capital lease	(138,578)	-	(166,979)
Proceeds received from shareholder loan	-	50,000	80,000
Proceeds from cash sales of common shares	655,280	929,717	1,549,996
Proceeds from exercise of options and warrants	72,500	17,500	125,000
Proceeds from subscription shares payable	-	-	202,500
Net cash provided by financing activities	2,221,507	997,217	4,160,744
Net increase (decrease) in cash and cash equivalents	(31,511)	(14,232)	22,997
Cash and cash equivalents, beginning of period	54,508	14,356	-

CASH AND CASH EQUIVALENTS, END OF PERIOD	$22,997	$123	$22,997

Supplemental disclosures of cash flow information:
Cash paid for interest	$55,669	$-	$74,171
Cash paid for income taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the six months ended June 30, 2008 and the year ended December 31, 2007

NOTE 1:                      BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements of the Company have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures required by accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations.  These condensed consolidated financial statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the results of operations of the Company for the period presented. The results of operations for the three and six months ended June 30, 2008, are not necessarily indicative of the results that may be expected for any future period or the fiscal year ending December 31, 2008.

NOTE 2:                      GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  As shown in the accompanying financial statements, the Company has suffered recurring losses and used significant cash in support of its operating activities. Historically, we have relied upon outside investor funds to maintain our operations and develop our business. We anticipate we will continue to require funding from investors for working capital as well as business expansion during this fiscal year and we can provide no assurance that additional investor funds will be available on terms acceptable to us. These conditions, raise substantial doubt about the ability of the Company to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.  The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitability.  The Company plans to seek additional funding to maintain its operations through debt and equity financing and to improve operating performance through a focus on strategic products and increased efficiencies in business processes and improvements to the cost structure.  There is no assurance that the Company will be successful in its efforts to raise additional working capital or achieve profitable operations.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3:                      FIXED ASSETS

Fixed assets consist of the following at June 30, 2008 and December 31, 2007:

	June 30, 2008	December 31, 2007
Production equipment	$191,250	$191,250
Leasehold improvements	3,235	-
Office equipment	1,957	-
Construction in progress	2,216,146	706,107
	2,412,588	897,357
Less accumulated depreciation	(41,732)	(22,313)
	$2,370,856	$875,044

Construction in progress consists of progress payments made for equipment and facilities that was completed in May 2008. These assets were not placed into service as of June 30, 2008. These payments were funded through the Capital Lease Obligations. All assets are pledged as collateral against the Capital Lease obligation.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the six months ended June 30, 2008 and the year ended December 31, 2007

NOTE 3:                      FIXED ASSETS - continued

Depreciation expense related to fixed assets is as follows:

	June 30, 2008	December 31, 2007
Production equipment	$41,438	$22,313
Leasehold improvements	186	-
Office equipment	108	-
Construction in progress	-	-
	$41,732	$22,313

No depreciation has been computed on construction in progress as the equipment has not yet been placed in service as of June 30, 2008.

NOTE 4:                      INTANGIBLE ASSETS

Intangible assets consist of the following at June 30, 2008 and December 31, 2007:

	June 30, 2008	December 31, 2007
Intellectual property	$250,750	$250,750
Contracts and agreements	213,000	213,000
Customer lists	195,000	195,000
	658,750	658,750
Less accumulated amortization	(279,090)	(147,049)
	$385,660	$511,701

Amortization expense for the above intangible assets for the six months ended June 30, 2008 and 2007, respectively, is $126,141 and $21,008.

NOTE 5:                      RELATED PARTY TRANSACTIONS

Indebtedness from related parties

In 2006, the company purchased a note receivable of $28,500, from a non-related individual, due from Mirari, Inc (“Mirari”), a Washington corporation, and an affiliate under common control. This amount was written off as an investment loss in 2006. Additionally, during the year 2006, AMIC advanced funds on behalf of Mirari for rent and administrative costs in the amount of $33,000. This amount was written off as bad debt in 2006. It is management’s intention to acquire all the assets and common stock of Mirari during the year 2008.

In November 2006 the Company received $30,000 from a shareholder and officer in the form of a loan and in April 2007 received another $50,000 from the same shareholder. In June 2007 the Company extinguished the $80,000 debt through the issuance of 160,000 shares of the Company’s common stock. The fair market value at the time was $.75, resulting in a $40,000 loss from extinguishment of debt.

Rent and other administrative expenses

The Company began renting office space located in Kennewick, Washington from Apogee Biometrics, Inc. (“ABI”), an affiliate under common control, in January 2006.  Commencing January 1, 2006, the parties verbally agreed that the Company would make monthly rent payments of $3,500 on a month-to-month basis.  In addition, the Company pays 36% of certain administrative expenses utilized by both parties.  During the years ended December 31, 2007 and 2006 the Company incurred rent and administrative expenses to ABI totaling $15,147 and $59,500 respectively.  The Company made payments to ABI totaling $15,147 and $59,500 during the years ended December 31, 2007 and 2006 respectively.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the six months ended June 30, 2008 and the year ended December 31, 2007

NOTE 5:                      RELATED PARTY TRANSACTIONS - continued

The Company terminated the rental agreement with ABI and began renting office and warehouse space effective August 1, 2007, located in Kennewick, Washington from a shareholder holding less that 5% of the total shares outstanding. The lease agreement calls for monthly rental payments starting at $3,500, increasing every August 1st until they become $4,762 as of August 1, 2011. During the year ended December 31, 2007 the Company incurred rent expenses for this facility totaling $17,500. In addition, the lease agreement calls for the issuance of $187,500 in common stock valued at $.40 per share for a total of 416,667 shares. The company recognized the issuance of all 416,667 shares in 2007 and will amortize the $187,500 value of that stock over the sixty month term of the lease. For the six months ended June 30, 2008 and the year ended December 31, 2007 the Company amortized $18,750 and $15,625, respectively, of this stock issuance and recognized it as rent expense.

Future minimum rental payments required under the Company’s current rental agreement in excess of one year as of June 30, 2008, are as follows:

Twelve months ended June 30, 2009	$45,080
Twelve months ended June 30, 2010	48,686
Twelve months ended June 30, 2011	52,581
Twelve months ended June 30, 2012	56,788
Twelve months ended June 30, 2013	4,762

Total	$207,897

Additionally, in June 2008, the Company entered into a twelve month lease for its corporate offices with three four month options to renew, but in no event will the lease extend beyond May 31, 2010. The lease agreement calls for monthly rental payments of $5,061 per month. During the six months ended June 30, 2008 the Company incurred rent expenses for this facility totaling $1,340.

Future minimum rental payments required under the Company’s current rental agreement in excess of one year as of June 30, 2008, are as follows:

Twelve months ended June 30, 2009	$60,736
Twelve months ended June 30, 2010	55,675
Twelve months ended June 30, 2011	-
Twelve months ended June 30, 2012	-
Twelve months ended June 30, 2013	-

Total	$116,411

NOTE 6:                      BUSINESS COMBINATION

On June 13, 2007, the Company acquired the assets of the life sciences business segment of Isonics Corporation (Isonics); a California corporation. Isonics is a non-related business of the Company and neither company owns stock in the other. The Company acquired the assets in exchange for $850,000 cash payment for the purpose of establishing itself in a turnkey distribution business of medical isotopes. The assets acquired consist of intellectual property, agreements with third party companies for purchase and marketing of isotopes, customer lists, and equipment located in Buffalo, New York. None of the acquired assets hold any ongoing liabilities or contractual obligations that would result in additional cash transactions required by the Company.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the six months ended June 30, 2008 and the year ended December 31, 2007

NOTE 6:                      BUSINESS COMBINATION - continued

Intellectual property, agreements with third parties and customer lists are stated at the Companies estimation of fair market value at the time of acquisition, less accumulated amortization. Amortization of these items is computed using the straight-line method over the estimated economic useful life of the assets ranging from 2-3 years. The Company periodically reviews the carrying values of patents in accordance with SFAS No. 144 and any impairment’s are recognized when the expected future operating cash flows to be derived from such assets are less than their carrying value.

Amortization of these items was $126,041 and $21,008 for the six months ended June 30, 2008 and 2007, respectively. Based on the value of these items recorded at June 30, 2008, and assuming no subsequent impairment of the underlying assets, the annual amortization expense for each twelve month period ending June 30 is expected to be as follows: $223,645 for 2009, $162,014 for 2010.

Depreciation of the equipment was $19,125 and $3,188 for the six months ended June 30, 2008 and 2007, respectively. Based on the value of these items recorded at June 30, 2008, and assuming no subsequent impairment of the underlying assets, the annual amortization expense for each twelve month period ending June 30 is expected to be as follows: $38,250 for 2009, $38,250 for 2010, $38,250 for 2011, and $35,063 for 2012.

The assets acquired by the Company were recorded at the estimated fair market value as of the date of acquisition, or $850,000, as follows:

Intellectual property related to the production of Indium-111 as focused
on the chemical separation of Indium from a Cadmium-112 target	$70,750
Consulting expense incurred by Isonics for training of Indium-111 production	150,000
License fees paid by Isonics for Indium-111 production	30,000
Customer list associated with the Indium-111 production	65,000
Total purchase price allocated to Indium-111 production		315,750

Contract with Kurchatov Institute dated July 14, 2004 for the purchase
Of Actinium-225	71,000
Contract with Institute for Physics and Power Engineering for the
Purchase of Actinium-225	71,000
Customer list associated with the purchases of Actinium-225	65,000
Total purchase price allocated to Actinium-225 purchases		207,000

Service Agreement with Global Scientific Technologies and Center of
Molecular Research in connection with the production, marketing,
and sale of Oxygen-18	71,000
Customer list associated with the sale of Oxygen-18	65,000
Total purchase price allocated to Oxygen-18 production
and marketing		136,000

Equipment located at Central Radiopharmaceutical Services, Buffalo, New York		191,250
		$850,000

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the six months ended June 30, 2008 and the year ended December 31, 2007

NOTE 6:                      BUSINESS COMBINATION - continued

The results of operations from this Business Combination, as if the combination had taken place on January 1, 2007, are as follows:

December 31, 2007
Revenues	$130,055
Cost of goods sold	55,841
Gross profit	74,214
General and administrative expenses	169,361
Net loss	$(95,147)

NOTE 7:                      LICENSE FEE ACQUISITION

On September 27, 2006, the Company acquired the assets of Neu-Hope Technologies, Inc (“NHTI”), a Florida corporation from UTEK Corporation (“UTEK”), a Delaware corporation. UTEK is a non-related business of the Company, however is a shareholder of less than 5% of the Company’s issued and outstanding common stock, as a result of this transaction. The Company acquired NHTI’s assets from UTEK in exchange for 100,000 shares of the Company’s Series A preferred stock. At any time after September 27, 2007, these Series A preferred stock shares can be converted to unrestricted common stock in the amount of $3,350,000. The number of shares shall be calculated based on the previous 10 day average closing price on the day of conversion. The Company conducted the acquisition in order to obtain NHTI’s cash, rights, and customer relationships. The assets acquired by the Company were recorded at the value which the preferred stock can be converted into common stock, $3,350,000, as follows:

As of September 27, 2006
Cash	$310,000
License fee	3,040,000
Net assets acquired	$3,350,000

In December 2007, 5,000 shares of the Company’s Series A preferred stock were converted to 299,642 shares of common stock at $.559 per share.

The Company periodically reviews the carrying values of its License Fees in accordance with SFAS No. 144 and any impairment’s are recognized when the expected future operating cash flows to be derived from such assets are less than their carrying value. The useful life of this license fee has been estimated to be three years and the cost of the asset is to be written off over the three year period in the form of amortization. Amortization expense for the six months ended June 30, 2008 and 2007, respectively, is $482,938 and $482,938.

On August 30, 2006, NHTI entered into a Non-Exclusive License Agreement with the Regents of the University of California. NHTI paid a non-refundable License Issue Fee in the amount of $25,000. The license fee is non-refundable unless the Company’s commercialization plan is deemed unacceptable by the University. If the plan is deemed unacceptable, the license agreement will terminate and may be converted to a non-exclusive license. To date, no commercialization plan has been deemed acceptable or unacceptable.

The license consists of two patents related to a compact neutron generator and an external RF antenna technology. The Company believes the utilization of these two patents will be significant in the production of medical radioisotopes as well as a significant amount of other commercial applications.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the six months ended June 30, 2008 and the year ended December 31, 2007

NOTE 7:                      LICENSE FEE ACQUISITION - continued

In consideration for the license, the Company agreed to the following payments:

•	$25,000 License Issue Fee, described above;
•	$25,000 upon submission by University of California to U.S. Federal Drug Administration (or comparable agency) of either notification of or request for approval of (as applicable), a Licensed Product;
•
$100,000 upon satisfaction of necessary requirements (e.g., notification or receipt of approval, as applicable) by Federal Drug Administration (or comparable agency) for commercial sale of a Licensed Product;

•	Royalties equal to the greater of three percent of the Selling Price of each Licensed Product Licensee sells or the maintenance fee according to the following schedule:

2006	$0
2007	$0
2008	$10,000
2009	$15,000
2010	$15,000
2011	$45,000
2012 and each year thereafter	$60,000

NOTE 8:                      PREPAID EXPENSES PAID WITH STOCK

The Company has issued stock to companies for various service agreements extending beyond December 31, 2007; however all of which are expected to expire sometime within the next twelve months. Additionally, the Company issued stock for prepaid rent which will expire annually through July 2013 at the rate of $37,500 per year. Prepaid Expenses are expected to mature as follows:

For the twelve month period ending June 30, 2009	$155,925
For the twelve month period ending June 30, 2010	37,500
For the twelve month period ending June 30, 2011	37,500
For the twelve month period ending June 30, 2012	21,875
$252,800

NOTE 9:                      INCOME TAXES

At June 30, 2008, the Company has net operating loss carry forwards available to offset future taxable income if any of approximately $3,500,000, which will begin to expire in 2027. The utilization of the net operating loss carry forwards is dependent upon the tax laws in effect at the time the net operating loss carry forwards can be utilized. The Tax Reform Act of 1986 significantly limits the annual amount that can be utilized for certain of these carry forwards as a result of the changes in ownership.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – and interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company is subject to provisions of FIN 48 as of January 1, 2007, and has analyzed filing positions in all of the Federal and state jurisdictions where it is required to file income tax returns. Upon review of the Company’s historical tax filings and consultation with its tax advisors, the Company believes that it has taken tax positions in preceding years that could potentially result in reductions to its cumulative net operating loss carry-forwards of approximately $1,395,015. The Company is subject to audit by the IRS and the State of Delaware for the prior three years.

The Company, as a matter of policy, would record any interest and penalties associated with taxes as a component of income tax expenses.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the six months ended June 30, 2008 and the year ended December 31, 2007

NOTE 10:                    STOCKHOLDERS’ EQUITY

Common stock sale

In February 2008, the Company issued 825,893 shares of its $.001 par value common stock to shareholders for common stock subscriptions of $185,688 received in 2007.

In April 2008, the Company issued 240,178 shares of its $.001 par value common stock to shareholders for common stock subscriptions of $16,812 received in 2007.

In January 2008 the Company issued 137,500 shares for cash of $55,000 at $.40 per share.

In January 2008 the Company issued 250,000 shares for cash of $72,500 at $.29 for exercised options.

In February 2008 the Company issued 950,000 shares for cash of $380,000 at $.40 per share.

In March 2008 the Company issued 550,700 shares for cash of $220,280 at $.40 per share.

Common stock issued for services

During March 2008, the Company issued 299,642 shares of its common stock in exchange for stock offering costs associated with the acquisition of the assets of Neu-Hope Technologies, Inc. The value of the transaction totaled $233,720 based on the quoted market price of stock on the transaction date, or $.78 per share.

During April 2008, the Company issued 42,678 shares of its common stock as bonus compensation to the Chief Science Officer. The value of the transaction totaled $142,500 based on the quoted market price of stock on the transaction date, or $.75 per share. Stock-based compensation expense of $142,500 has been recognized in the accompanying financial statements for the six months ended June 30, 2008.

During April 2008, the Company issued 50,000 shares of its common stock as bonus compensation to employees. The value of the transaction totaled $37,500 based on the quoted market price of stock on the transaction date, or $.75 per share. Stock-based compensation expense of $37,500 has been recognized in the accompanying financial statements for the six months ended June 30, 2008.

During April 2008, the Company issued 70,000 shares of its common stock in exchange for business consulting services. The value of the transaction totaled $52,500 based on the quoted market price of stock on the transaction date, or $.75 per share. Stock-based compensation expense of $52,500 has been recognized in the accompanying financial statements for the six months ended June 30, 2008.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the six months ended June 30, 2008 and the year ended December 31, 2007

NOTE 10:                    STOCKHOLDERS’ EQUITY - continued

Common stock options

During February 2008, the Company granted a consultant options to purchase 714,286 shares of the Company’s common stock, at an exercise price of $1.05 per share. The options are fully vested and expire February 12, 2009. The quoted market price of the common stock at the time of issuance of the options was $.65 per share. The Company valued the options in accordance with SFAS 123(R). The fair value of the options totaled $461,827 and was recorded as stock-based compensation in the accompanying financial statements for the six months ended June 30, 2008.

The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	2.05%
Dividend yield	0.00%
Volatility factor	312.5%
Weighted average expected life	1 year

During March 2008, the Company granted a consultant options to purchase 106,800 shares of the Company’s common stock, at an exercise price of $.17 per share. The options are fully vested and expire March 31, 2013. The quoted market price of the common stock at the time of issuance of the options was $.84 per share. The Company valued the options in accordance with SFAS 123(R). The fair value of the options totaled $89,565 and was recorded as stock-based compensation in the accompanying financial statements for the six months ended June 30, 2008.

The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	2.48%
Dividend yield	0.00%
Volatility factor	257.3%
Weighted average expected life	5 years

During June 2008, the Company granted a consultant options to purchase 39,600 shares of the Company’s common stock, at an exercise price of $.17 per share. The options are fully vested and expire June 30, 2013. The quoted market price of the common stock at the time of issuance of the options was $.69 per share. The Company valued the options in accordance with SFAS 123(R). The fair value of the options totaled $27,276 and was recorded as stock-based compensation in the accompanying financial statements for the six months ended June 30, 2008.

The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	3.49%
Dividend yield	0.00%
Volatility factor	257.5%
Weighted average expected life	5 years

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the six months ended June 30, 2008 and the year ended December 31, 2007

NOTE 10:                    STOCKHOLDERS’ EQUITY - continued

The following schedule summarizes the changes in the Company’s stock option plan:

			Weighted		Weighted
	Options Outstanding		Average		Average
	Number	Exercise	Remaining	Aggregate	Exercise
	Of	Price	Contractual	Intrinsic	Price
	Shares	Per Share	Life	Value	Per Share

Balance at December 31, 2007	5,197,400	$0.15-1.05	2.03 years	$402,300	$0.56
Options granted	2,536,386	0.17-1.05	.95 years	91,953	1.00
Options exercised	(250,000)	0.29	-	-	0.29
Options expired	(2,125,000)	0.70	-	-	0.70
Balance at June 30, 2008	5,358,786	$0.15-1.05	2.03 years	$494,273	$0.68
Exercisable at December 31, 2007	5,197,400	$0.15-1.05	2.03 years	$402,300	$0.56
Exercisable at June 30, 2008	5,358,786	$0.15-1.05	1.87 years	$494,273	$0.73

NOTE 11:                    SUPPLEMENTAL CASH FLOW INFORMATION

During the six months ended June 30, 2007, the Company had the following non-cash investing and financing activities:

•	Increased prepaid expense paid with stock by $217,500, increased common stock by $250, and increased paid in capital by $217,250.

•	Increased patent license fee by $75,000, increased common stock by $250, and increased paid in capital by $74,750.

•	Increased common stock by $160, increased paid in capital by $119,840, decreased note payable – related party by $80,000, and increased loss on debt extinguishment by $40,000.

During the six months ended June 30, 2008, the Company had the following non-cash investing and financing activities:

•	Decreased common stock subscriptions payable and increased paid in capital by $202,500.

•	Decreased Stock Based Consulting Fees Payable and increased Stock Based Consulting Fees expense by $10,800.

NOTE 12:                    SUBSEQUENT EVENTS

The Company began delivery of short-lived radioisotopes to be used in Positive Emission Tomography during late July 2008 to a local hospital.

In July and August 2008 the Company sold 250,000 and 150,000 shares, respectively, of its common stock at $0.40 per share plus an equal amount of $1.05 one year warrants.

Advanced Medical Isotope Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
For the six months ended June 30, 2008 and the year ended December 31, 2007

NOTE 12:                    SUBSEQUENT EVENTS - continued

In July 2008 the Company issued 100,000 three year options at $0.50 per share for consulting services.

In July 2008 the Company issued 3,818 shares of its common stock in exchange for services at a fair market value at the time of issuance of $0.63, resulting in $2,405 expense to the Company.

In September 2008 the Company received $250,000 from a shareholder in exchange for a one year convertible note with interest at 10% per year to be paid at maturity. The Company provided 100,000 shares at $0.53 fair market value as a loan origination fee; this fee resulted in an expense to the Company of $53,000. The principle and interest can be converted to common stock at $1.05 per share, at the election of the lender.

In October 2008 the Company issued 107,900 shares of its common stock at its then fair market value of $0.53 for services to outsiders and bonuses to employees. These transactions resulted in $57,187 of expense to the Company.

INDEX TO EXHIBITS.

Exhibit
Number	Description

3.1	Certificate of Incorporation of Savage Mountain Sports Corporation dated January 11, 2000.
3.2	By-Laws
3.3	Articles and Certificate of Merger of HHH Entertainment Inc. and Savage Mountain Sports Corporation dated April 3, 2000.
3.4	Articles and Certificate of Merger of Earth Sports Products Inc. and Savage Mountain Sports Corporation dated May 11, 2000.
3.5	Certificate of Amendment of Certificate of Incorporation changing the name of the Company to Advanced Medical Isotope Corporation dated May 23, 2006.
3.6	Certificate of Amendment of Certificate of Incorporation increasing authorized capital dated September 26, 2006.
10.1	Agreement and Plan of Reorganization, dated as of December 15, 1998, by and among HHH Entertainment, Inc. and Earth Sports Products, Inc.
10.2	Agreement and Plan of Merger of HHH Entertainment, Inc. and Savage Mountain Sports Corporation, dated as of January 6, 2000.
10.3	Employment Agreement dated August 15, 2006 with William J. Stokes.
10.4	Agreement and Plan of Acquisition by and between Neu-Hope Technologies, Inc., UTEK Corporation and Advanced Medical Isotope Corporation dated September 22, 2006
10.5	Employment Agreement dated May 16, 2007 with Leonard Bruce Jolliff.
10.6	Agreement and Plan of Acquisition by and between Isonics Corporation and Advanced Medical Isotope Corporation dated June 13, 2007.
10.7	Employment Agreement dated January 15, 2008 with Dr. Fu-Min Su.
23.1	Independent Registered Public Accounting Firm's Consent for 2007
23.2	Independent Registered Public Accounting Firm's Consent for 2006

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVANCED MEDICAL ISOTOPE CORPORATION

Date: November 12, 2008	By:	/s/ James C. Katzaroff
Name: James C. Katzaroff
Title: President